Exhibit 10.9

INFORMATION DENOTED BY [*] HEREIN HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THIS INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

Between:

Goldman Sachs Mortgage Company, as Buyer

and

First NLC Financial Services, LLC, as Seller

Dated as of June 3, 2004

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EXHIBITS

ANNEX I	Pricing Terms

SCHEDULE 1	Representations and Warranties Re: Mortgage Loans

SCHEDULE 2	Existing Indebtedness

SCHEDULE 3	UCC Filing Jurisdiction

SCHEDULE 4	Authorized Representatives

SCHEDULE 5	Responsible Officers

EXHIBIT A	Form of Opinion Letter

EXHIBIT B	Form of Control Agreement

EXHIBIT C	Mortgage Loan Schedule Fields

EXHIBIT D	Mortgage File Documents

EXHIBIT E	Underwriting Guidelines

EXHIBIT F	Seller’s Officer’s Certificate

EXHIBIT G	Form of Servicer Notice

EXHIBIT H	Form of Section 7 Certificate

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MASTER REPURCHASE AGREEMENT

This is a MASTER REPURCHASE AGREEMENT, dated as of June 3, 2004 between FIRST NLC FINANCIAL SERVICES, LLC, a Florida limited liability company (the “Seller”) and GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership (the “Buyer”).

SECTION 1. APPLICABILITY

From time to time the parties hereto shall enter into transactions in which the Seller agrees to transfer to Buyer Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to the Seller such Mortgage Loans at a date certain after the related Purchase Date, against the transfer of funds by the Seller. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Repurchase Agreement, unless otherwise agreed in writing.

SECTION 2. DEFINITIONS

As used herein, the following terms shall have the following meanings (all terms defined in this Section 2 or in other provisions of this Repurchase Agreement in the singular to have the same meanings when used in the plural and vice versa)

“1934 Act” shall have the meaning set forth in Section 32 hereof.

“Accepted Servicing Practices” shall mean, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Additional Pricing Spread” shall have the meaning set forth in Annex I hereto.

“Additional Purchased Mortgage Loans” shall mean Mortgage Loans or cash provided by the Seller to Buyer or its designee pursuant to Section 4 of this Repurchase Agreement.

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Aged Loan” shall mean a One Hundred Twenty Day Aged Mortgage Loan or a One Hundred Fifty Day Aged Mortgage Loan.

“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Assignment and Acceptance” shall have the meaning set forth in Section 18 hereof.

“Asset Value” shall mean with respect to each Eligible Mortgage Loan, as of any date of determination, the lesser of (a) the applicable Purchase Price Percentage for the related Purchased Mortgage Loan multiplied by the Market Value of such Mortgage Loan and (b) the outstanding principal balance of such Mortgage Loan.

Without limiting the generality of the foregoing, the Seller acknowledges that the Asset Value may be limited as follows:

(a) the Asset Value of any Mortgage Loan may be reduced to zero by Buyer if:

(i) such Purchased Mortgage Loan ceases to be an Eligible Mortgage Loan;

(ii) a First Payment Default occurs with respect to such Purchased Mortgage Loan;

(iii) for which any Monthly Payment is more than fifty-nine (59) days past its Due Date;

(iv) the Purchased Mortgage Loan is a Second Lien Mortgage Loan which is a Delinquent Mortgage Loan;

(v) the Purchased Mortgage Loan was originated with credit, health or life insurance policies placed or required by the related originator or its Affiliates;

(vi) the Seller has delivered a lost note affidavit in lieu of an original Mortgage Note;

(vii) the related Mortgaged Property is raw land;

(viii) a judgment for foreclosure has been entered (against the Purchased Mortgage Loan) or which has otherwise been comparably converted to REO Property;

(ix) such Purchased Mortgage Loan contains a breach of a representation or warranty made by the Seller in this Repurchase Agreement or the Custodial Agreement;

(x) the Purchased Mortgage Loan has been released from the possession of the Custodian (other than to a Take-out Investor pursuant to a Bailee Letter) under the Custodial Agreement for a period in excess of 10 calendar days;

(xi) the Purchased Mortgage Loan has been to a Take-out Investor pursuant to a Bailee Letter) for a period in excess of thirty (30) calendar days;

(xii) the Purchased Mortgage Loan has been held by the Custodian for the benefit of the Buyer for a period greater than 180 days;

(xiii) the Buyer has determined in its sole discretion that the Purchased Mortgage Loan is not eligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry;

(b) (i) the aggregate Purchase Price for all Purchased Mortgage Loans which are Second Lien Mortgage Loans shall not exceed $10,000,000.

(ii) the aggregate Purchase Price for all Purchased Mortgage Loans which are Delinquent Mortgage Loans shall not exceed $3,000,000.

(iii) the aggregate Purchase Price for all Purchased Mortgage Loans located in a single state shall not exceed $50,000,000.

(iv) the aggregate Purchase Price for all Purchased Mortgage Loans which have an LTV in excess of 95% shall not exceed $10,000,000.

(v) the aggregate Purchase Price for all Purchased Mortgage Loans that are C Credit Mortgage Loans and D Credit Mortgage Loans shall not exceed $5,000,000.

“Authorized Representative” shall mean, for the purposes of this Repurchase Agreement only, an agent or Responsible Officer of the Seller listed on Schedule 4 hereto, as such Schedule 4 may be amended from time to time .

“Bailee Letter” shall have the meaning assigned to such term in the Custodial Agreement.

“Bank” shall mean Washington Mutual Bank, in its capacity as bank with respect to the Control Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the State of New York or (iii) any day on which the New York Stock Exchange is closed.

“Buyer” shall mean Goldman Sachs Mortgage Company, its successors in interest and assigns and, with respect to Section 7, its participants.

“C Credit Mortgage Loans” shall mean Mortgage Loans which have a credit grade of “C” under the Seller’s Underwriting Guidelines.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this

Repurchase Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change in Control” shall mean:

(A) the sale, transfer, or other disposition of all or substantially all of a Seller’s assets (excluding any such action taken in connection with any securitization transaction); or

(B) the consummation of a merger or consolidation of Seller with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not stockholders of the Seller immediately prior to such merger, consolidation or other reorganization; or

(C) there is a change in the majority of the board of managers of the Seller during any twelve-month period.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” shall mean the account established by the Bank subject to a Control Agreement, into which all Income shall be deposited after the occurrence of a Default or an Event of Default.

“Combined Loan-to-Value Ratio or CLTV” shall mean, with respect to any Second Lien Mortgage Loan, the sum of the original principal balance of such Mortgage Loan and the outstanding principal balance of any related first lien as of the date of origination of the Mortgage Loan, divided by the Appraised Value of the Mortgaged Property as of the origination date.

“Confidential Terms” shall have the meaning set forth in Section 30 hereof.

“Control Agreement” shall mean a letter agreement between the Seller, the Buyer, and the Bank substantially in the form of Exhibit B attached hereto.

“Costs” shall have the meaning set forth in Section 15(a) hereof.

“Custodial Agreement” shall mean that certain Custodial Agreement dated as of the date hereof, among Seller, Buyer and Custodian as the same may be amended from time to time.

“Custodian” shall mean Washington Mutual Bank, or any successor thereto under the Custodial Agreement.

“D Credit Mortgage Loans” shall mean Mortgage Loans which have a credit grade of “D” under the Seller’s Underwriting Guidelines.

“Daily Workbook Report” shall have the meaning set forth in the Custodial Agreement.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Defaulting Party” shall have the meaning set forth in Section 29 hereof.

“Delinquent Mortgage Loan” shall mean any Mortgage Loan as to which any Monthly Payment, or part thereof, remains unpaid for at least 30 but no more than 59 days from the original Due Date for such Monthly Payment.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Diligence Cap” has the meaning set forth in Section 17 hereof.

“Due Diligence Costs” has the meaning set forth in Section 17 hereof.

“Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted under Section 17 hereof with respect to any or all of the Mortgage Loans, as desired by the Buyer from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 3(a) shall have been satisfied.

“Electronic Tracking Agreement” shall mean an Electronic Tracking Agreement among Buyer, Seller, MERS and MERSCORP, Inc., to the extent applicable as the same may be amended from time to time.

“Eligible Mortgage Loan” shall mean a Purchased Mortgage Loan which complies with the representations and warranties set forth on Schedule 1 to this Repurchase Agreement.

“ERISA” shall, with respect to any Person, mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall, with respect to any Person, mean any Person which is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which such Person is a member, or (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which such Person is a member.

“Escrow Payments” shall mean, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Event of Default” shall have the meaning specified in Section 13.01 hereof.

“Event of ERISA Termination” shall, with respect to the Seller, mean (i) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the reporting of the occurrence of such event, or (ii) the withdrawal of the Seller or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by the Seller or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by the Seller or any ERISA Affiliate thereof to terminate any Plan, or (v) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Seller or any ERISA Affiliate thereof fails to timely provide security to the Plan in accordance with the provisions of said Sections, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by the Seller or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for the Seller or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Section 412(c)(11) of the Code with respect to any Plan.

“Excluded Taxes” shall have the meaning specified in Section 7(e) hereof.

“Expenses” shall mean all present and future expenses incurred by or on behalf of the Buyer in connection with this Repurchase Agreement or any of the other Facility Documents and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, which expenses shall include the cost of title, lien, judgment and other record searches; attorneys’ fees; and costs of preparing and recording any UCC financing statements or other filings necessary to perfect the security interest created hereby.

“Facility Documents” shall mean this Repurchase Agreement, the Custodial Agreement, the Electronic Tracking Agreement, if applicable, a Servicer Notice, if any, and the Control Agreement.

“Fannie Mae” shall mean Fannie Mae, or any successor thereto.

“FDIA” shall have the meaning set forth in Section 31 hereof.

“FDICIA” shall have the meaning set forth in Section 31 hereof.

“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Seller’s regulators.

“Financial Statements” shall mean the consolidated financial statements of the Seller prepared in accordance with GAAP for the year or other period then ended. Such financial statements will be audited, in the case of annual statements, by Grant Thornton LLP or such other independent certified public accountants approved by the Buyer (which approval shall not be unreasonably withheld).

“First Lien Mortgage Loan” shall mean a Mortgage Loan secured by a first lien on the related Mortgaged Property.

“First Payment Default” shall mean, with respect to a Mortgage Loan, the failure of the Mortgagor to make the first Monthly Payment due under the Mortgage Loan on or before its scheduled Due Date.

“Fitch” shall mean Fitch Ratings, Inc., or any successor thereto.

“Freddie Mac” shall mean Freddie Mac, or any successor thereto.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

“Governmental Authority” shall mean any nation or government, state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“High Cost Mortgage Loan” shall mean a Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 or (b) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

“Income” shall mean, with respect to any Mortgage Loan at any time, any principal thereof then payable and all interest, dividends or other distributions payable thereon.

“Indebtedness” shall mean, with respect to any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.

“Indemnified Party” shall have the meaning set forth in Section 15(a) hereof.

“Insolvency Event” shall mean, for any Person:

(a) that such Person or any Affiliate shall discontinue or abandon operation of its business; or

(b) that such Person or any Affiliate shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

(c) a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person or any Affiliate in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or any Affiliate, or for any substantial part of its property, or for the winding-up or liquidation of its affairs; or

(d) the commencement by such Person or any Affiliate of a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or such

Person’s or any Affiliate’s consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(e) that such Person or any Affiliate shall become insolvent; or

(f) if such Person or any Affiliate is a corporation, such Person or any Affiliate, or any of their Subsidiaries, shall take any corporate action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clause (a), (b), (c), (d) or (e).

“Interest Rate Protection Agreement” shall mean, with respect to any or all of the Mortgage Loans, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement, or Take-out Commitment, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by a Seller and an Affiliate of the Buyer, and acceptable to the Buyer.

“Late Payment Fee” shall mean the excess of the Price Differential paid as a result of its calculation at the Post-Default Rate over the Price Differential as would have been calculated at the Pricing Rate.

“LIBOR Period” shall mean, with respect to each Payment Date, the period from and including the immediately preceding Payment Date (or, with respect to the first LIBOR Period for each Transaction, from and including the related Purchase Date) to but excluding such Payment Date, unless otherwise agreed to by the Buyer and the Seller and set forth in the related Confirmation.

“LIBOR Rate” shall mean, with respect to each day during the applicable LIBOR Period, the rate per annum equal to the rate appearing at page 5 of the Telerate Screen as one-month LIBOR on such date (and if such date is not a Business Day, the LIBOR Rate in effect on the Business Day immediately preceding such date), and if such rate shall not be so quoted, or if the related LIBOR Period shall be less than one month, the rate per annum at which the Buyer or its Affiliate is offered dollar deposits at or about 10:00 a.m., New York City time, on such date, by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its Transactions are then being conducted for delivery on such day for a period of one month and in an amount comparable to the amount of the Transactions outstanding on such day.

“Lien” shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.

“Loan-to-Value Ratio” or “LTV” shall mean with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within 6 months of the origination of the Mortgage Loan, the purchase price of the Mortgaged Property.

“Margin Call” shall have the meaning specified in Section 4.

“Margin Deficit” shall have the meaning specified in Section 4.

“Market Value” shall mean, as of any date with respect to any Purchased Mortgage Loan, the price at which such Mortgage Loan could readily be sold as determined by the Buyer in its sole discretion.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, financial condition or prospects of the Seller or any Affiliate, (b) the ability of the Seller or any Affiliate to perform its obligations under any of the Facility Documents to which it is a party, (c) the validity or enforceability of any of the Facility Documents, (d) the rights and remedies of the Buyer or any Affiliate under any of the Facility Documents, (e) the timely payment of any amounts payable under the Facility Documents, or (f) the Asset Value of the Purchased Mortgage Loans taken as a whole.

“Maximum Purchase Price” shall have the meaning set forth in Annex I hereto.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS System” shall mean the system of recording transfers of mortgages electronically maintained by MERS.

“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Mortgage Loan.

“Moody’s” shall mean Moody’s Investor’s Service, Inc. or any successors thereto.

“Mortgage” shall mean each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a first or second lien on real property and other property and rights incidental thereto.

“Mortgage File” shall mean, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and set forth in Exhibit D hereto.

“Mortgage Interest Rate” shall mean the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Loan” shall mean any first or second lien, one-to-four-family residential mortgage loan evidenced by a Mortgage Note and secured by a Mortgage, which Mortgage Loan is subject to a Transaction hereunder, which in no event shall include any mortgage loan which (a) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions), (b) includes any single premium credit life or accident and health insurance or disability insurance, or (c) is a High Cost Mortgage Loan.

“Mortgage Loan Schedule” shall mean with respect to any Transaction as of any date, a mortgage loan schedule in the form of a computer tape or other electronic medium generated by the Seller and delivered to Buyer and the Custodian, which provides information (including, without limitation, the information set forth on Exhibit C attached hereto) relating to the Purchased Mortgage Loans in a format acceptable to the Buyer. For the avoidance of doubt, the Mortgage Loan Schedule may also be contained within the Daily Workbook Report.

“Mortgage Note” shall mean the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” shall mean the obligor or obligors on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” shall mean, with respect to any Person, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to (or required to be contributed to )by such Person or any ERISA Affiliate thereof on behalf of its employees and which is covered by Title IV of ERISA.

“Net Income” shall mean, for any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

“Non-Excluded Taxes” shall have the meaning set forth in Section 7(a) hereof.

“Non-U.S. Corporate Lender” shall have the meaning set forth in Section 7(e) hereof.

“Non-Utilization Fee” shall mean, for each calendar month (beginning with the first calendar month beginning after the date which is 90 days after the date hereof), an amount equal to the product of (x) 0.15% per annum and (y) the excess of (I) 50% of the Maximum Purchase Price over (II) the average daily Purchase Price of the Purchased Mortgage Loans during the preceding calendar month.

“Nondefaulting Party” shall have the meaning set forth in Section 29 hereof.

“Obligations” shall mean (a) any amounts due and payable by the Seller to Buyer in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and all other fees or expenses which are payable hereunder or under any of the Facility Documents and (b) all other obligations or amounts due and payable by the Seller to the Buyer or an Affiliate of Buyer under any other contract or agreement.

“One Hundred and Fifty Day Aged Mortgage Loan” shall mean a Mortgage Loan subject to a Transaction hereunder and for which the Purchase Date is greater than 150 days, but no more that 180 days, prior to the date of determination.

“One Hundred and Twenty Day Aged Mortgage Loan” shall mean a Mortgage Loan subject to a Transaction hereunder and for which the Purchase Date is greater than 120 days but no more than 150 days, prior to the date of determination.

“Other Taxes” shall have the meaning set forth in Section 7(b) hereof.

“Payment Date” shall mean the first (1st) Business Day of each month.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Periodic Advance Repurchase Payment” shall have the meaning specified in Section 5(a).

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean, with respect to the Seller, any employee benefit or similar plan that is or was at any time during the current year or immediately preceding five years established, maintained or contributed to by the Seller or any ERISA Affiliate thereof and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Post-Default Rate” shall have the meaning set forth in Annex I hereto.

“Price Differential” shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate” shall mean a rate per annum equal to the sum of (a) the LIBOR Rate plus (b) the Pricing Spread plus (c) the Additional Pricing Spread, if applicable.

“Pricing Spread” shall have the meaning set forth in Annex I hereto.

“Primary Insurance Policy” shall mean a policy of primary mortgage guaranty insurance with respect to certain Mortgage Loans.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” shall mean the date on which Purchased Mortgage Loans are transferred by Seller to the Buyer or its designee.

“Purchase Price” shall have the meaning set forth in Annex I hereto.

“Purchase Price Percentage” shall have the meaning set forth in Annex I hereto.

“Purchased Mortgage Loans” shall mean the Mortgage Loans sold by the Seller to Buyer in a Transaction, and any Additional Purchased Mortgage Loans as evidenced by a Mortgage Loans Schedule and Exception Report delivered by the Seller to the Buyer and/or a Trust Receipt.

“Qualified Insurer” shall mean a mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and acceptable under the Underwriting Guidelines.

“Rating Agency” shall mean any of S&P, Moody’s or Fitch.

“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Mortgage Loan. Records shall include the Mortgage Notes, any Mortgages, the Mortgage Files, the credit files related to the Purchased Mortgage Loan and any other instruments necessary to document or service a Mortgage Loan.

“Register” shall have the meaning set forth in Section 19 hereof.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“REO Property” shall mean a Mortgaged Property acquired through foreclosure or by deed in lieu of foreclosure.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .24, .26, .27 or .28 of PBGC Reg. § 4043.

“Repurchase Agreement” shall mean this Master Repurchase Agreement between Buyer and the Seller, dated as of the date hereof as the same may be further amended, supplemented or otherwise modified in accordance with the terms hereof.

“Repurchase Assets” shall have the meaning provided in Section 8 hereof.

“Repurchase Date” shall mean the date on which the Seller is to repurchase the Purchased Mortgage Loans subject to a Transaction from Buyer as specified in the related Transaction Request, or if not so specified on a date requested pursuant to Section 3(d) or on the Termination Date, including any date determined by application of the provisions of Sections 3 or 14, or the date identified to Buyer by the Seller as the date that the related Mortgage Loan is to be sold pursuant to a Take-out Commitment.

“Repurchase Price” shall mean the price at which Purchased Mortgage Loans are to be transferred from Buyer or its designee to the Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reset Date” shall mean the last day of the related LIBOR Period.

“Responsible Officer” shall mean an officer of the Seller listed on Schedule 5 hereto, as such Schedule 5 may be amended from time to time.

“S&P” shall mean Standard & Poor’s Ratings Services, or any successor thereto.

“SEC” shall have the meaning set forth in Section 32 hereof.

“Second Lien Mortgage Loan” shall mean a Mortgage Loan secured by a second lien on the related Mortgaged Property.

“Section 4402” shall have the meaning set forth in Section 29 hereof.

“Seller” shall mean First NLC Financial Services, LLC, or any successor in interest thereto.

“Servicer” shall mean Ocwen Federal Bank FSB or any successor or permitted assigns, as mutually agreed upon by both parties hereto.

“Servicer Notice” shall mean the notice acknowledged by the Servicer substantially in the form of Exhibit G hereto.

“Servicing Agreement” shall mean any servicing agreement entered into between Seller and a Servicer, as the same may be amended from time to time.

“Single-Employer Plan” shall mean a single-employer plan as defined in Section 4001(a)(15) of ERISA which is subject to the provisions of Title IV of ERISA.

“SIPA” shall have the meaning set forth in Section 32 hereof.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Sub-Prime Mortgage Loan” shall mean a first lien Mortgage Loan which originated in accordance with the criteria established by Buyer for sub-prime mortgage loans, as determined by Buyer in its sole discretion.

“Take-out Commitment” shall mean a commitment of Seller to sell one or more Mortgage Loans to a Take-out Investor, and the corresponding Take-out Investor’s commitment back to Seller to effectuate the foregoing.

“Take-out Investor” shall mean any institution which has made a Take-out Commitment and has been approved by Buyer.

“Tangible Net Worth” shall mean, for any Person as of a particular date,

(a) all amounts which would be included under capital on a balance sheet of such Person at such date, determined in accordance with GAAP, less

(b) (i) amounts owing to such Person from Affiliates, or from officers, employees, shareholders or other Persons similarly affiliated with such Person, (ii) intangible assets and (iii) deferred tax charge.

“Taxes” shall have the meaning set forth in Section 7(a) hereof.

“Termination Date” shall have the meaning set forth in Annex I hereto.

“Termination Event” shall have the meaning set forth in Section 13.02 hereof.

“Test Period” shall mean any period of three (3) consecutive months.

“Transaction” shall have the meaning specified in Section 1.

“Transaction Request” shall mean a request from the Seller to Buyer to enter into a Transaction.

“Trust Receipt” shall have the meaning set forth in the Custodial Agreement.

“Underwriting Guidelines” shall mean the underwriting guidelines of the Seller, attached hereto as Exhibit E.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Repurchase Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

Section 3. INITIATION; TERMINATION

(a) Conditions Precedent to Initial Transaction. Buyer’s obligation to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from the Seller any fees and expenses payable hereunder, and all of the following documents, each of which shall be satisfactory to Buyer and its counsel in form and substance:

(i) The following Facility Documents delivered to the Buyer:

(A) Repurchase Agreement. This Repurchase Agreement, duly executed by the parties thereto;

(B) Custodial Agreement. The Custodial Agreement, duly executed by the parties thereto;

(C) Control Agreement. A Control Agreement, duly executed by the parties thereto in form and substance acceptable to the Buyer;

(D) Electronic Tracking Agreement. To the extent Seller is selling Mortgage Loans which are registered on the MERS® System, an Electronic Tracking Agreement entered into, duly executed and delivered by the parties thereto, in full force and effect, free of any modification, breach or waiver; and

(E) Servicing Agreement. A Servicing Agreement, duly executed by the parties thereto.

(ii) Opinions of Counsel. An opinion or opinions of outside counsel to the Seller, substantially in the form of Exhibit A.

(iii) Seller Organizational Documents. A certificate of limited liability company existence of the Seller delivered to Buyer prior to the Effective Date (or if unavailable, as soon as available thereafter) and certified copies of the certificate of formation and operating agreement (or equivalent documents) of the Seller and of all limited liability company or other authority for the Seller with respect to the execution, delivery and performance of the Facility Documents and each other document to be delivered by the Seller from time to time in connection herewith.

(iv) Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Mortgage Loans and other Repurchase Assets have been taken, including, without limitation, UCC searches and duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(v) Underwriting Guidelines. A true and correct copy of the Underwriting Guidelines certified by an officer of the Seller.

(vi) Insurance. Evidence that Seller has added Buyer as an additional loss payee under the Seller’s Fidelity Insurance.

(vii) Other Documents. Such other documents as Buyer may reasonably request, in form and substance reasonably acceptable to Buyer.

(b) Conditions Precedent to all Transactions. Upon satisfaction of the conditions set forth in this Section 3(b), the Buyer shall enter into a Transaction with Seller. Buyer’s obligation to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:

(i) Due Diligence Review. Without limiting the generality of Section 17 hereof, Buyer shall have completed, to its satisfaction, its due diligence review of the related Mortgage Loans and Seller.

(ii) No Default. No Termination Event, Default or Event of Default shall have occurred and be continuing under the Facility Documents.

(iii) Representations and Warranties. Both immediately prior to the Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the Seller in Section 11 hereof, shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(iv) Maximum Purchase Price. After giving effect to the requested Transaction, the aggregate outstanding Purchase Price for all Purchased Mortgage Loans subject to then outstanding Transactions under this Repurchase Agreement shall not exceed the Maximum Purchase Price.

(v) No Margin Deficit. After giving effect to the requested Transaction, the Asset Value of all Purchased Mortgage Loans exceeds the aggregate Repurchase Price for such Transactions.

(vi) Transaction Request. On or prior to 12:00 p.m. (New York Time) one (1) day prior to the related Purchase Date, the Seller shall have delivered to the Buyer (a) a Transaction Request, and (b) a Purchased Mortgage Loan Report.

(vii) Delivery of Mortgage File. The Seller shall have delivered to the Custodian the Mortgage File with respect to each Purchased Mortgage Loan and the Custodian shall have issued a Trust Receipt with respect to each such Purchased Mortgage Loan to the Buyer.

(viii) Fees and Expenses. The Buyer shall have received all fees and expenses of counsel to the Buyer as contemplated by Sections 10 and 15(b) which amounts, at the Buyer’s option, may be withheld from the proceeds remitted by Buyer to the Seller pursuant to any Transaction hereunder.

(ix) Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting the Seller or any of its Subsidiaries or affecting any of the Repurchase Assets or any of the other properties of the Seller before any Governmental Authority which (i) makes a claim or claims in an aggregate amount greater than $2,000,000 or (ii) requires filing with the SEC in accordance with its regulations.

(x) No Material Adverse Change. None of the following shall have occurred and/or be continuing:

(A) an event or events shall have occurred in the good faith determination of the Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by securities or an event or events shall have occurred resulting in the Buyer not being able to finance Purchased Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(B) an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(C) there shall have occurred a material adverse change in the financial condition of the Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of the Buyer to fund its obligations under this Repurchase Agreement;

(D) there shall have occurred (i) a material change in financial markets, an outbreak or escalation of hostilities or a material change in national or international political, financial or economic conditions; (ii) a general suspension of trading on major stock exchanges; and (iii) a disruption in or moratorium on commercial banking activities or securities settlement services.

Each Transaction Request delivered by the Seller hereunder shall constitute a certification by the Seller that all the conditions set forth in this Section 3(b) (other than clause (x) hereof) have been satisfied (both as of the date of such notice or request and as of Purchase Date).

(c) Initiation.

(i) The Seller shall deliver a Transaction Request to the Buyer on or prior to the date and time set forth in Section 3(b)(vii) prior to entering into any Transaction. Such Transaction Request shall include a Mortgage Loan Schedule with respect to the Mortgage Loans to be sold in such requested Transaction.

(ii) The Repurchase Date for each Transaction shall not be later than the Termination Date.

(iii) Subject to the terms and conditions of this Repurchase Agreement, during such period the Seller may sell, repurchase and resell Eligible Mortgage Loans hereunder.

(iv) No later than the date and time set forth in Section 3(b)(vii), the Seller shall deliver to the Custodian the Mortgage Loan File pertaining to each Eligible Mortgage Loan to be purchased by the Buyer.

(v) Subject to the provisions of this Section 3, the Purchase Price will then be made available to the Seller by the Buyer transferring, via wire transfer, in the aggregate amount of such Purchase Price in funds immediately available.

(d) Repurchase

(i) The Seller may repurchase Purchased Mortgage Loans without penalty or premium on any date. The Repurchase Price payable for the repurchase of any such Purchased Mortgage Loan shall be reduced as provided in Section 5(e). If the Seller intends to make such a repurchase, the Seller shall give one (1) Business Day’s prior written notice thereof to the Buyer, designating the Purchased Mortgage Loans to be repurchased. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, and, on receipt, such amount shall be applied to the Repurchase Price for the designated Purchased Mortgage Loans.

(ii) On the Repurchase Date, termination of the Transaction will be effected by reassignment to the Seller or its designee of the Purchased Mortgage Loans (and any Income in respect thereof received by Buyer not previously credited or transferred to, or applied to the obligations of, the Seller pursuant to Section 5) against the simultaneous transfer of the Repurchase Price to an account of Buyer. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan (but liquidation or foreclosure proceeds received by Buyer shall be applied to reduce the Repurchase Price for such Purchased Mortgage Loan on each Price Differential Payment Date except as otherwise provided herein). The Seller is obligated to obtain the Mortgage Files from Buyer or its designee at the Seller’s expense on the Repurchase Date.

(e) Extension of Termination Date. At the request of the Seller made 90 days or less prior to the Termination Date of this Agreement, the Buyer may in its sole discretion extend the Termination Date for a period of 364 additional days or such other period to be determined by Buyer in its sole discretion by giving written notice of such extension to the Seller no later than thirty (30) days after the Buyer’s receipt of the Seller’s request. Any failure by the Buyer to deliver such notice of extension shall be deemed to be the Buyer’s determination not to extend the then current Termination Date.

SECTION 4. MARGIN AMOUNT MAINTENANCE

(a) The Buyer shall determine the Asset Value of the Purchased Mortgage Loans at such intervals as determined by the Buyer in its sole discretion.

(b) If at any time the aggregate Asset Value of all related Purchased Mortgage Loans subject to all Transactions is less than the aggregate Repurchase Price for all such Transactions (a “Margin Deficit”), then Buyer may by notice to Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to transfer to Buyer or its designee cash or Eligible Mortgage Loans approved by the Buyer in its sole discretion (“Additional Purchased Mortgage Loans”) so that the aggregate Asset Value of the Purchased Mortgage Loans, including any such cash or Additional Purchased Mortgage Loans, will thereupon equal or exceed the aggregate Repurchase Price for all Transactions. If Buyer delivers a Margin Call to the Seller on or prior to 9:30 a.m. (New York City time) on any Business Day, then the Seller shall transfer cash or Additional Purchased Mortgage Loans to Buyer no later than 5 p.m. (New York City time) that day. In the event the Buyer delivers a Margin Call to a Seller after 9:30 a.m. (New York City time) on any Business Day, the Seller shall be required to transfer cash or Additional Purchased Mortgage Loans no later than 5 p.m. (New York City time) on the subsequent Business Day.

(c) Buyer’s election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.

(d) Any cash transferred to the Buyer pursuant to Section 4(b) above shall be credited to the Repurchase Price of the related Transactions.

SECTION 5. INCOME PAYMENTS

(a) Notwithstanding that Buyer and the Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Mortgage Loans for all purposes except accounting and tax purposes, Seller shall pay to Buyer the accreted value of the Price Differential (less any amount of such Price Differential previously paid by the Seller to Buyer) plus the amount of any unpaid Margin Deficit (each such payment, a “Periodic Advance Repurchase Payment”) on each Payment Date. Notwithstanding the preceding sentence, if Seller fails to make all or part of the Periodic Advance Repurchase Payment by 3:00 p.m. (New York time) on any Payment Date, the Pricing Rate shall be equal to the Post-Default Rate until the Periodic Advance Repurchase Payment is received in full by Buyer.

(b) The Seller shall hold for the benefit of, and in trust for, Buyer all Income, including without limitation all Income received by or on behalf of the Seller with respect to such Purchased Mortgage Loans; provided, however, that Seller shall not be obligated to segregate such Income unless an Event of Default has occurred and is continuing. All Income shall be held in trust for Buyer and shall constitute the property of Buyer. With respect to each Payment Date, the Seller shall remit all Income as follows:

(i) first, to the payment of all costs and fees payable by the Seller pursuant to this Repurchase Agreement;

(ii) second, to the Buyer in payment of any accrued and unpaid Price Differential;

(iii) third, without limiting the rights of Buyer under Section 4 of this Repurchase Agreement, to the Buyer, in the amount of any unpaid Margin Deficit; and

(iv) fourth, to the Seller.

(c) Following the occurrence of a Default or an Event of Default, the Seller shall deposit such Income in a deposit account (the title of which shall indicate that the funds therein are being held in trust for Buyer) (the “Collection Account”) with a financial institution acceptable to Buyer and subject to the Control Agreement. All such Income shall be held in trust for Buyer, shall constitute the property of Buyer and shall not be commingled with other property of the Seller or any Affiliate of the Seller except as expressly permitted above. Funds deposited in the Collection Account during any month shall be held therein, in trust for the Buyer, until the next Payment Date.

(d) To the extent that the Buyer receives any funds from a Take-out Investor with respect to the purchase by such Take-out Investor of a Mortgage Loan, the Buyer shall promptly apply such funds in accordance with the same order of priority set forth in Section 5(b) hereof.

(e) Notwithstanding the preceding provisions, if an Event of Default has occurred, all funds in the Collection Account shall be withdrawn and applied as determined by the Buyer.

(f) Buyer shall offset against the Repurchase Price of each such Transaction all Income and Periodic Advance Repurchase Payments actually received by Buyer pursuant to Section 5(a), excluding any Late Payment Fees paid pursuant to any Periodic Advance Repurchase Payments made at the Post-Default Rate pursuant to Section 5(a).

SECTION 6. REQUIREMENTS OF LAW

(a) If any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject the Buyer to any Taxes, Non-Excluded Taxes or Other Taxes (each as defined in Section 7 hereof);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of the Buyer which is not otherwise included in the determination of the LIBOR Rate hereunder;

(iii) shall impose on the Buyer any other condition;

and the result of any of the foregoing is to increase the cost to the Buyer, by an amount which the Buyer deems in good faith to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Seller shall promptly pay the Buyer such additional amount or amounts as calculated by the Buyer in good faith as will compensate the Buyer for such increased cost or reduced amount receivable.

(b) If the Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Buyer or any corporation controlling the Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Buyer to be material, then from time to time, the Seller shall promptly pay to the Buyer such additional amount or amounts as will compensate the Buyer for such reduction.

(c) If the Buyer becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by the Buyer to the Seller shall be conclusive in the absence of manifest error.

SECTION 7. TAXES.

All payments made by the Seller under this Repurchase Agreement shall be made free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority thereof or therein (“Taxes”), excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on the Seller by the state or foreign jurisdiction under the laws of which such Buyer is organized or of its principal office, or any political subdivision thereof, unless such Taxes are imposed as a result of such Buyer having executed, delivered or performedits obligations or received payments under, or enforced, this Repurchase Agreement or any of the other Repurchase Documents (all such nonexcluded Taxes, “Non-Excluded Taxes”). If the Seller shall be required to deduct or withhold any Taxes from or in respect of any amount payable hereunder, (i) the Seller shall make such deductions or withholdings, (ii) the Seller shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (iii) with respect to any Non-Excluded Taxes, the amount payable shall be increased by an amount (the “additional amount”) necessary so that the Buyer, shall receive a net amount equal to the amount it would have received had no such deductions or withholdings in respect of Non-Excluded Taxes been made.

(b) In addition, the Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Repurchase Agreement (“Other Taxes”)

(c) The Seller will indemnify the Buyer for the full amount of Non-Excluded Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 7, imposed on or paid by such Buyer, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, provided that the Buyer shall have provided the Seller with evidence, reasonably satisfactory to the Seller, of payment of Non-Excluded Taxes or Other Taxes, as the case may be.

(d) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Seller to the relevant Governmental Authority, the Seller will deliver to the Buyer the original or a certified copy of the receipt issued by such Governmental Authority evidencing payment thereof.

(e) Any Buyer, including any participant, assignee, or successor (each such participant, assignee, or successor, a “Transferee”), that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “insurance company,” or “assurance company” (a “Non-U.S. Corporate Lender”) shall deliver or caused to be delivered to the Seller the following properly completed and duly executed documents:

(i) a complete and executed (x) U.S. Internal Revenue Form W-8BEN with Part II completed in which the Buyer claims the benefits of a tax treaty with the United States providing for a reduced or zero rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor form thereto); or

(ii) in the case of an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit H (a “Section 7 Certificate”) or (y) a complete and executed Internal Revenue Service Form W-9 (or any successor forms thereto).

(iii) in the case of a Non-U.S. Corporate Lender that is organized under the laws of the United States, any State thereof, or the District of Columbia, (x) a complete and executed Internal Revenue Service Form W-9 (or any successor forms thereto), including all appropriate attachments or (y) if such Non-U.S. Corporate Lender is disregarded for federal income tax purposes, the documents that would be required by clause (1), (2), (3), (4) or (5) with respect to its beneficial owner if such beneficial owner were the Buyer; or

(iv) in the case of a Non-U.S. Corporate Lender that (i) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (ii) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN claiming a zero rate of withholding (or any successor forms thereto) and a Section 7 Certificate; or

(v) in the case of a Non-U.S. Corporate Lender that (A) is treated as a partnership or other non-corporate entity, or is disregarded for U.S. federal income tax purposes and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, either (x) a complete and executed Internal Revenue Service Form W-8IMY (including all required documents and attachments) and (y)(i) a Section 7 Certificate, and (ii) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be required by clause (1), (2), (3), (4) or this clause (5) with respect to each such beneficial owner if such beneficial owner were the Buyer, provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Buyer is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (5) are otherwise determined to be unnecessary, all such determinations under this clause (5) to be made in the sole discretion of the Seller provided, however, that the Buyer shall be provided an opportunity to establish such compliance as reasonable.

Such documents shall be delivered by each Buyer on or before the date it becomes a party to this Repurchase Agreement. In addition, each Buyer shall deliver or cause to be delivered such documents promptly upon or before the expiration, obsolescence or invalidity of any document previously delivered by such Buyer. Each Buyer providing one or more forms or certificates pursuant to this paragraph (e) hereby represents, covenants and warrants the accuracy of the information provided therein and, if such Buyer provides a U.S. Internal Revenue Service Form W-8BEN with Part II completed in which the Buyer claims the benefit of a tax treaty with the United States providing for a zero rate of withholding, its entitlements to the benefits of the tax treaty specified therein. Any Buyer that transfers or assigns any interest herein shall undertake sole responsibility to assure the compliance of the transferee or assignee with the certification requirements imposed by this Section 7(e).

If the forms referred to above in this Section 7(e) that are provided by a Buyer at the time such Buyer first becomes a party to this Repurchase Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Taxes other than “Non-Excluded Taxes” (“Excluded Taxes”) and shall not qualify as Non-

Excluded Taxes unless and until such Buyer provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form. If, however, on the date of the assignment pursuant to which a Transferee becomes a party to this Agreement, Buyer assignor was entitled to indemnification or increased amounts under this Section 7, then the Transferee shall be entitled to indemnification or increased amounts to the extent (and only to the extent) that the Buyer assignor was entitled to such indemnification or increased amounts for Non-Excluded Taxes, and the Transferee shall be entitled to additional indemnification or increased amounts for any other or additional Non-Excluded Taxes. Any additional Taxes in respect of a Buyer that result solely and directly from a change in the applicable lending office of such Buyer shall be treated as Excluded Taxes (and shall not qualify as Non-Excluded Taxes) unless any such additional Taxes are imposed as a result of a change in any law, or in the interpretation or application thereof, occurring after the date of such change.

(f) For any period with respect to which the Buyer has failed to provide the Sellers with the appropriate form, certificate or other document described in Section 7(e) (other than (i) if such failure is due to a change in the applicable Requirements of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided, (ii) if such form, certificate or other document otherwise is not required under Section 7 (e) or (iii) if it is legally inadvisable or otherwise commercially disadvantageous for such Buyer to deliver such form, certificate or other document), such Buyer shall not be entitled to payment or indemnification under this Section 7 with respect to Taxes by reason of such failure; provided, however, that should a Buyer become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, Seller shall take such steps as such Buyer shall reasonably request to assist such Buyer in recovering such Non-Excluded Taxes.

(g) A Buyer pursuant to Section 7(a) hereof shall take all reasonable actions (consistent with its internal policy and legal and regulatory restrictions) requested by Seller to assist Seller, as the case may be, at the sole expense of Seller, to recover from the relevant taxation authority or other Governmental Authority any Taxes in respect of which amounts were paid by Seller pursuant to Sections 7(a), (b) or (c) hereof. However, a Buyer will not be required to take any action that would be, in the sole judgment of a Buyer, legally inadvisable, or commercially or otherwise disadvantageous to a Buyer in any respect, and in no event shall Buyer be required to disclose any tax returns or any other information that, in the sole judgment of Buyer is confidential.

(h) For the avoidance of doubt, references in this Section 7 to the Buyer shall also refer to and include any assignee, participant, transferee, successor or designee of all or a portion of the Buyer’s rights and obligations under this Agreement. Therefore, each assignee, participant, transferee, successor or designee shall be required to deliver or cause to be delivered to the Seller properly completed and duly executed documents as provided in Section 7(e).

(i) Without prejudice to the survival of any other agreement of the Seller hereunder, the agreements and obligations of the Seller contained in this Section 7 shall survive the termination of this Repurchase Agreement. Nothing contained in this Section 7 shall require the Buyer to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

SECTION 8. SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a) Security Interest. Although the parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, in the event any such Transactions are deemed to be loans, the Seller hereby pledges to Buyer as security for the performance by the Seller of its Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased Mortgage Loans, the Records, and all servicing rights related to the Purchased Mortgage Loans, the Facility Documents (to the extent such Facility Documents and the Seller’s right thereunder relate to the Purchased Mortgage Loans), any Property relating to any Purchased Mortgage Loan or the related Mortgaged Property, any Take-out Commitments relating to any Purchased Mortgage Loan, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including but not limited to any payments or proceeds under any related primary insurance, or hazard insurance, any Income relating to any Purchased Mortgage Loan, the Collection Account, any Interest Rate Protection Agreements relating to any Purchased Mortgage Loan, and any other contract rights, accounts (including any interest of the Seller in escrow accounts) and any other payments, rights to payment (including payments of interest or finance charges) and general intangibles to the extent that the foregoing relates to any Purchased Mortgage Loan and any other assets relating to the Purchased Mortgage Loans (including, without limitation, any other accounts) or any interest in the Purchased Mortgage Loans, all collateral under any other secured debt facility between the Seller or its Affiliates on the one hand and the Buyer or the Buyer’s Affiliates on the other, and any proceeds (including the related securitization proceeds) and distributions and any other property, rights, title or interests as are specified on a Trust Receipt and Daily Workbook Report with respect to any of the foregoing, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”).

The Seller hereby authorizes the Buyer to file such financing statement or statements relating to the Repurchase Assets as the Buyer, at its option, may deem appropriate. The Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8.

(b) Buyer’s Appointment as Attorney in Fact. The Seller hereby irrevocably constitutes and appoints the Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Seller and in the name of the Seller or in its own name, from time to time in the Buyer’s discretion, for the purpose of carrying out the terms of this Repurchase Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Repurchase Agreement, and, without limiting the generality of the foregoing, the Seller hereby gives the Buyer the power and right, on behalf of the Seller, without assent by, but with notice to, the Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of the Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Repurchase Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Buyer for the purpose of collecting any and all such moneys due with respect to any other Repurchase Assets whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Repurchase Assets;

(iii) (A) to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to the Buyer or as the Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Repurchase Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Repurchase Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any proceeds thereof and to enforce any other right in respect of any Repurchase Assets; (E) to defend any suit, action or proceeding brought against the Seller with respect to any Repurchase Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Repurchase Assets as fully and completely as though the Buyer were the absolute owner thereof for all purposes, and to do, at the Buyer’s option and the Seller’s expense, at any time, and from time to time, all acts and things which the Buyer deems necessary to protect, preserve or realize upon the Repurchase Assets and the Buyer’s Liens thereon and to effect the intent of this Repurchase Agreement, all as fully and effectively as the Seller might do.

The Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

The Seller also authorizes the Buyer, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 14 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Repurchase Assets.

The powers conferred on the Buyer hereunder are solely to protect the Buyer’s interests in the Repurchase Assets and shall not impose any duty upon it to exercise any such powers. The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

SECTION 9. PAYMENT, TRANSFER AND CUSTODY

(a) Unless otherwise mutually agreed in writing, all transfers of funds to be made by the Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Buyer at the following account maintained by the Buyer: Account No. 40711421, for the account of Goldman Sachs Mortgage Company; Reference: First FNLC Warehouse; Citibank, N.A., ABA No. 021000089, not later than 3:00 p.m. New York City time, on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day). The Seller acknowledges that it has no rights of withdrawal from the foregoing account.

(b) On the Purchase Date for each Transaction, ownership of the Purchased Mortgage Loans shall be transferred to the Buyer or its designee against the simultaneous transfer of the Purchase Price to the following account of the Seller (or as otherwise directed by the Seller): Account No. 2000006797357, for the account of First NLC Financial Services, LLC, Wachovia Bank, N.A., ABA No. 063000021, not later than 3:00 p.m. New York City time, simultaneously with the delivery to the Buyer of the Purchased Mortgage Loans relating to each Transaction. With respect to the Purchased Mortgage Loans being sold by a Seller on a Purchase Date, the Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Repurchase Agreement, all the right, title and interest of the Seller in and to the Purchased Mortgage Loans together with all right, title and interest in and to the proceeds of any related Repurchase Assets.

(c) In connection with such sale, transfer, conveyance and assignment, on or prior to each Purchase Date, the Seller shall deliver or cause to be delivered and released to Buyer or its designee the Mortgage File for the related Purchased Mortgage Loans.

SECTION 10. NON-UTILIZATION FEE

Beginning on the date which is 90 days after the date hereof, no later than the Payment Date following the end of each calendar quarter, Seller shall pay in immediately available funds to Buyer the accrued Non-Utilization Fee for such preceding calendar quarter. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at an account designated by Buyer.

SECTION 11. REPRESENTATIONS

(1) The Seller represents and warrants to the Buyer that as of the Purchase Date for any Purchased Mortgage Loans by the Buyer from the Seller and as of the date of this Repurchase Agreement and any Transaction hereunder and at all times while the Facility Documents and any Transaction hereunder is in full force and effect:

(a) Acting as Principal. The Seller will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

(b) No Broker. The Seller has not dealt with any broker, investment banker, agent, or other person, except for the Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Mortgage Loans pursuant to this Repurchase Agreement.

(c) Financial Statements. The Seller has heretofore furnished to the Buyer a copy of its (a) consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year ended December 31, 2003 and the related consolidated statements of income and retained earnings and of cash flows for the Seller and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of Grant Thornton LLP and (b) consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the quarterly fiscal period(s) of the Seller ended March 31, 2004 and the related consolidated statements of income and retained earnings and of cash flows for the Seller and its consolidated Subsidiaries for such quarterly fiscal period(s), setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of the Seller and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since December 31, 2003, there has been no material adverse change in the consolidated business, operations or financial condition of the Seller and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is the Seller aware of any state of facts which (without notice or the lapse of time) would or could result in any such material adverse change or could have a Material Adverse Effect. The Seller does not have, on the date of the statements delivered pursuant to this section (the “Statement Date”), any liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of the Seller except as heretofore disclosed to the Buyer in writing.

(d) Organization, Etc. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Florida. The Seller (a) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; (b) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect; and (c) has full power and authority to execute, deliver and perform its obligations under the Facility Documents.

(e) Authorization, Compliance, Etc. The execution and delivery of, and the performance by the Seller of its obligations under, the Facility Documents to which it is a party (a) are within the Seller’s powers, (b) have been duly authorized by all requisite action, (c) do not violate any provision of applicable law, rule or regulation, or any order, writ, injunction or decree of any court or other Governmental Authority, or its organizational documents, (d) do not violate any indenture, agreement, document or instrument to which the Seller or any of its Subsidiaries is a party, or by which any of them or any of their properties, any of the Repurchase Assets is bound or to which any of them is subject and (e) are not in conflict with, do not result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or except as may be provided by any Facility Document, result in the creation or imposition of any Lien upon any of the property or assets of the Seller or any of its Subsidiaries pursuant to, any such indenture, agreement, document or instrument. The Seller is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the consummation of the Transactions contemplated herein and the execution, delivery or performance of the Facility Documents to which it is a party.

(f) Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting the Seller or any of its Subsidiaries or affecting any of the Repurchase Assets or any of the other properties of the Seller before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Facility Documents or any action to be taken in connection with the transactions contemplated hereby, or (ii) individually or in the aggregate, if adversely determined, would have a Material Adverse Effect.

(g) Purchased Mortgage Loans.

(i) The Seller has not assigned, pledged, or otherwise conveyed or encumbered any Mortgage Loan to any other Person, and immediately prior to the sale of such Mortgage Loan to the Buyer, the Seller was the sole owner of such Mortgage Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to the Buyer hereunder.

(ii) The provisions of this Repurchase Agreement are effective to either constitute a sale of Repurchase Assets to the Buyer or to create in favor of the Buyer a valid security interest in all right, title and interest of the Seller in, to and under the Repurchase Assets.

(h) Chief Executive Office/Jurisdiction of Organization. On the Effective Date, The Seller’s chief executive office is, and has been, located at 700 W. Hillsboro Blvd., Suite 204, Deerfield Beach, FL 33441. The Seller’s jurisdiction of organization is Florida.

(i) Location of Books and Records. The location where the Seller keeps its books and records, including all computer tapes and records related to the Repurchase Assets is its chief executive office.

(j) Enforceability. This Repurchase Agreement and all of the other Facility Documents executed and delivered by the Seller in connection herewith are legal, valid and binding obligations of the Seller and are enforceable against the Seller in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and (ii) general principles of equity.

(k) Ability to Perform. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Facility Documents to which it is a party on its part to be performed

(l) No Default. No Default or Event of Default has occurred and is continuing.

(m) Underwriting Guidelines. The Underwriting Guidelines provided to Buyer are the true and correct Underwriting Guidelines of the Seller.

(n) Adverse Selection. The Seller has not selected the Purchased Mortgage Loans in a manner so as to adversely affect Buyer’s interests.

(o) Tangible Net Worth. On the initial Purchase Date, the Tangible Net Worth of the Seller is not less than $ 13,000,000.

(p) Indebtedness. The Seller does not have any Indebtedness (with respect to warehouse lending lines), except as disclosed on Schedule 2 to this Repurchase Agreement.

(q) Accurate and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Seller to the Buyer in connection with the negotiation, preparation or delivery of this Repurchase Agreement and the other Facility Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of the Seller to the Buyer in connection with this Repurchase Agreement and the other Facility Documents and the transactions contemplated hereby and thereby including without limitation, the information set forth in the related Mortgage Loan Schedule, will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to the Seller, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Facility Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Buyer for use in connection with the transactions contemplated hereby or thereby.

(r) Margin Regulations. The use of all funds acquired by the Seller under this Repurchase Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

(s) Investment Company. The Seller nor any of its Subsidiaries is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(t) Solvency. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of the Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of the Seller in accordance with GAAP) of the Seller and the Seller is solvent and, after giving effect to the transactions contemplated by this Repurchase Agreement and the other Facility Documents, will not be rendered insolvent or left with an unreasonably small amount of capital with which to conduct its business and perform its obligations. The Seller does not intend to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Seller is not contemplating the commencement of an insolvency, bankruptcy, liquidation, or consolidation proceeding or the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of itself or any of its property.

(u) ERISA.

(i) No liability under Section 4062, 4063, 4064 or 4069 of ERISA has been or is expected by the Seller to be incurred by the Seller or any ERISA Affiliate thereof with respect to any Plan which is a Single-Employer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(ii) No Plan which is a Single-Employer Plan had an accumulated funding deficiency, whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof. Neither the Seller nor any ERISA Affiliate thereof is (A) required to give security to any Plan which is a Single-Employer Plan pursuant to Section 401(a) (29) of the Code or Section 307 of ERISA, or (B) subject to a Lien in favor of such a Plan under Section 412(n) of the Code or Section 302(f) of ERISA.

(iii) Each Plan of the Seller, each of its Subsidiaries and each of its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code, except where the failure to comply would not result in any Material Adverse Effect.

(iv) Neither the Seller nor any of its Subsidiaries has incurred a tax liability under Chapter 43 of the Code or a penalty under Section 502 of ERISA which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.

(v) Neither the Seller nor any of its Subsidiaries or any ERISA Affiliate thereof has incurred or reasonably expects to incur any withdrawal liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(v) Taxes. The Seller and its Subsidiaries have filed on a timely basis all Federal income tax returns and all other material tax returns that are required to be filed by them and have timely paid all taxes due, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Seller and its Subsidiaries in respect of taxes and other governmental charges are adequate.

(w) No Reliance. The Seller has made its own independent decisions to enter into the Facility Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(x) Plan Assets. The Seller is not an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Mortgage Loans are not “plan assets” within the meaning of 29 CFR §2510.3-101 in the Seller’s hands.

SECTION 12. COVENANTS

On and as of the date of this Repurchase Agreement and each Purchase Date and until this Repurchase Agreement is no longer in force with respect to any Transaction, the Seller covenants as follows:

(a) Preservation of Existence; Compliance with Law. The Seller shall:

(i) Preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business;

(ii) Comply with the requirements of all applicable laws, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all environmental laws);

(iii) Maintain all licenses, permits or other approvals necessary for the Seller to conduct its business and to perform its obligations under the Facility Documents, and shall conduct its business strictly in accordance with applicable law;

(iv) Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

(v) Permit representatives of the Buyer, upon reasonable notice (unless an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Buyer, subject to the provisions set forth in Section 17 hereof.

(b) Taxes, Etc.

(i) The Seller shall timely pay and discharge or cause to be paid and discharged, when due all taxes, assessments and governmental charges or levies imposed upon them or upon their income and profits or upon any of its property, real, personal or mixed (including without limitation, the Repurchase Assets) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided.

(ii) The Seller shall file on a timely basis all federal, state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

(c) Notice of Proceedings or Adverse Change. The Seller shall give notice to the Buyer immediately after a Responsible Officer of the Seller has any knowledge of:

(i) the occurrence of any Default or Event of Default;

(ii) any (a) default or event of default under any Indebtedness of the Seller or (b) litigation, investigation, regulatory action or proceeding that is pending or threatened by or against the Seller in any federal or state court or before any Governmental Authority which, if not cured or if adversely determined, would reasonably be expected to have a Material Adverse Effect or constitute a Default or Event of Default, and (c) any Material Adverse Effect with respect to the Seller;

(iii) any litigation or proceeding that is pending or threatened against (a) the Seller in which the amount involved exceeds $2,000,000 and is not covered by insurance, in which injunctive or similar relief is sought, or which, would reasonably be expected to have a Material Adverse Effect and (b) any litigation or proceeding that is pending or threatened in connection with any of the Repurchase Assets, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(iv) and, as soon as reasonably possible, notice of any of the following events:

(A) a change in the insurance coverage of the Seller, with a copy of evidence of same attached;

(B) any material change in accounting policies or financial reporting practices of the Seller;

(C) promptly upon receipt of notice or knowledge of any Lien or security interest (other than security interests created hereby or under any other Facility Document) on, or claim asserted against, any of the Repurchase Assets; and

(D) any other event, circumstance or condition that has resulted, or has a possibility of resulting, in a Material Adverse Effect; and

(v) Promptly, but no later than two (2) Business Days after the Seller receives any of the same, deliver to the Buyer a true, complete, and correct copy of any schedule, report, notice, or any other document delivered to the Seller by any Person pursuant to, or in connection with, any of the Repurchase Assets.

(d) Financial Reporting. The Seller shall maintain a system of accounting established and administered in accordance with GAAP, and furnish to the Buyer:

(i) Within ninety (90) days after the close of each fiscal year, Financial Statements, including a statement of income and changes in shareholders’ equity of the Seller for such year, and the related balance sheet as at the end of such year, all in reasonable detail and accompanied by an opinion of an accounting firm as to said financial statements;

(ii) Within fifty (50) days after the close of each of the Seller’s first three fiscal quarters in each fiscal year unaudited balance sheets and income statements, for the period from the beginning of such fiscal year to the end of such fiscal year, subject, however, to year end adjustments;

(iii) Monthly, or upon Buyer’s request, the Seller will furnish a certificate in the form of Exhibit F hereto which shall be certified by an executive officer of the Seller;

(iv) If applicable, copies of any 10-Ks, 10-Qs, registration statements and other “corporate finance” SEC filings (other than 8-Ks) by the Seller, within 5 Business Days of their filing with the SEC; provided, that, the Seller or any Affiliate will provide the Buyer with a copy of the annual 10-K filed with the SEC by the Seller or its Affiliates, no later than 90 days after the end of the year; and

(v) Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of the Seller as the Buyer may reasonably request.

(e) Visitation and Inspection Rights. The Seller shall permit the Buyer to inspect, and take all other actions permitted under Section 17 hereof.

(f) Reimbursement of Expenses. The Seller shall promptly reimburse the Buyer for all expenses as the same are incurred by the Buyer as required by Section 15(b) hereof.

(g) Further Assurances. The Seller shall execute and deliver to the Buyer all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Buyer may reasonably request, in order to effectuate the transactions contemplated by this Repurchase Agreement and the Facility Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby. The Seller shall do all things necessary to preserve the Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, the Seller will comply with all rules, regulations, and other laws of any Governmental Authority and cause the Repurchase Assets to comply with all applicable rules, regulations and other laws. The Seller will not allow any default for which the Seller is responsible to occur under any Repurchase Assets or any Facility Document and the Seller shall fully perform or cause to be performed when due all of its obligations under any Repurchase Assets or the Facility Documents.

(h) True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of Seller or any of its Affiliates thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of the Seller are and will be true and complete and do not omit to disclose any material facts necessary to make the statements therein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by the Seller to the Buyer pursuant to this Repurchase Agreement shall be prepared in accordance with GAAP, or in applicable, to SEC filings, the appropriate SEC accounting requirements.

(i) ERISA Events.

(i) Promptly upon becoming aware of the occurrence of any Event of ERISA Termination which together with all other Events of ERISA Termination occurring within the prior 12 months involve a payment of money by or a potential aggregate liability of the Seller or any ERISA Affiliate thereof or any combination of such entities in excess of $2,000,000 the Seller shall give the Buyer a written notice specifying the nature thereof, what action the Seller or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(ii) Promptly upon receipt thereof, the Seller shall furnish to the Buyer copies of (i) all notices received by the Seller or any ERISA Affiliate thereof of the PBGC’s intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by the Seller or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving withdrawal liability in excess of $2,000,000; and (iii) all funding waiver requests filed by the Seller or any ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed, and all communications received by the Seller or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.

(j) Financial Condition Covenants.

(i) Maintenance of Tangible Net Worth. The Seller shall maintain a Tangible Net Worth on a consolidated basis of not less than (A) prior to July 1, 2004, $13,000,000 and (B) On and after July 1, 2004 (i) $13,000,000 plus (ii) 20% of Seller’s positive quarterly Net Income for each quarter.

(ii) Maintenance of Ratio of Indebtedness to Tangible Net Worth. The Seller shall maintain the ratio of Indebtedness to Tangible Net Worth at a level no greater than 20:1.

(iii) Maintenance of Profitability. Seller shall not permit, for any Test Period, Net Income for such Test Period, before income taxes for such Test Period and distributions made during such Test Period, to be less than $1.00.

(k) Hedging. Seller shall enter into Interest Rate Protection Agreements, in accordance with its written policies and procedures and shall provide a copy of such to the Buyer. In the event that the Seller makes any amendment or modification to its written policies and procedures, the Seller shall promptly deliver to Buyer a complete copy of the amended or modified written policies and procedures.

(l) No Adverse Selection. The Seller shall not select Eligible Mortgage Loans to be sold to Buyer as Purchased Mortgage Loans using any type of adverse selection or other selection criteria which would adversely affect the Buyer.

(m) Servicer Approval. The Seller shall not cause the Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to the Seller with the execution of this Repurchase Agreement.

(n) Insurance. The Seller shall continue to maintain Fidelity Insurance in an aggregate amount at least equal to $1,000,000. The Seller shall maintain Fidelity Insurance in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets. The Seller shall notify the Buyer of any material change in the terms of any such Fidelity Insurance.

(o) Books and Records. The Seller shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Repurchase Assets in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Repurchase Assets.

(p) Illegal Activities. The Seller shall not engage in any conduct or activity that could subject its assets to forfeiture or seizure.

(q) Material Change in Business. The Seller shall not make any material change in the nature of its business as carried on at the date hereof without the consent of the Buyer.

(r) Limitation on Dividends and Distributions. After the occurrence and continuation of an Event of Default, the Seller shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of the Seller, whether now or hereafter outstanding, or make any other distribution or dividend in respect of any of the foregoing or to any shareholder or equity owner of the Seller, either directly or indirectly, whether in cash or property or in obligations of the Seller or any of the Seller’s consolidated Subsidiaries.

(s) Disposition of Assets; Liens. The Seller shall not create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of the Repurchase Assets, whether real, personal or mixed, now or hereafter owned, other than the Liens created in connection with the transactions contemplated by this Repurchase Agreement; nor shall the Seller cause any of the Purchased Mortgage Loans to be sold, pledged, assigned or transferred.

(t) Transactions with Affiliates. The Seller shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, unless such transaction is (a) not otherwise prohibited in this Repurchase Agreement, (b) in the ordinary course of the Seller’s business and (c) upon fair and reasonable terms no less favorable to the Seller, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(u) ERISA Matters.

(i) The Seller shall not permit any event or condition which is described in the definition of “Event of ERISA Termination” to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of ERISA Termination occurring within the prior 12 months, involves the payment of money by or an incurrence of liability of the Seller or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of $2,000,000.

(ii) Seller shall not be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and the Seller shall not use “plan assets” within the meaning of 29 CFR §2510.3-101 to engage in this Repurchase Agreement or the Transactions hereunder.

(v) Reserved.

(w) Mortgage Loan Reports. On the 15th day of each month or with such greater frequency as requested by the Buyer, the Seller will furnish to Buyer monthly electronic Mortgage Loan performance data, including, without limitation, a Mortgage Loan Schedule, delinquency reports, pool analytic reports and static pool reports (i.e., delinquency, foreclosure and net charge-off reports) and monthly stratification reports summarizing the characteristics of the Mortgage Loans.

(x) Guarantees. The Seller shall not create, incur, assume or suffer to exist any Guarantees, except (i) to the extent reflected in the Seller’s financial statements or notes thereto and (ii) to the extent the aggregate Guarantees of the Seller do not exceed $2,000,000.

(y) Underwriting Guidelines. Without the prior written consent of Buyer, the Seller shall not amend or otherwise modify the Underwriting Guidelines. Without limiting the foregoing, in the event that the Seller makes any amendment or modification to the Underwriting Guidelines, the Seller shall promptly deliver to Buyer a complete copy of the amended or modified Underwriting Guidelines.

Section 13. EVENTS OF DEFAULT

Section 13.01 Events of Default. If any of the following events (each an “Event of Default”) occur, the Seller and Buyer shall have the rights set forth in Section 14, as applicable:

(a) Payment Default. The Seller shall default in the payment of (i) any amount, payable by it hereunder or under any other Facility Document, (ii) Expenses (and such failure to pay Expenses shall continue for more than 3 Business Days) or (iii) any other Obligations, when the same shall become due and payable, whether at the due date thereof, or by acceleration or otherwise; or

(b) Representation and Warranty Breach. Any representation, warranty or certification made or deemed made herein or in any other Facility Document by the Seller or any certificate furnished to the Buyer pursuant to the provisions hereof or thereof or any information with respect to the Mortgage Loans furnished in writing by on behalf of the Seller shall prove to have been untrue or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Market Value of the Purchased Mortgage Loans; unless (i) the Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined in good faith by the Buyer in its sole discretion to be materially false or misleading on a regular basis); or

(c) Immediate Covenant Default. The failure of the Seller to perform, comply with or observe any term, covenant or agreement applicable to the Seller contained in any of Sections 12(a), (h), (j), (n), (p) (q), (r), (s), (t), (u), (w), (x), or (y); or

(d) Additional Covenant Defaults. The Seller shall fail to observe or perform any other covenant or agreement contained in this Repurchase Agreement (and not identified in clause (c) of Section 13.01) or any other Facility Document, and if such default shall be capable of being remedied, and such failure to observe or perform shall continue unremedied for a period of 3 Business Days; or

(e) Judgments. A judgment or judgments for the payment of money in excess of $2,000,000 in the aggregate shall be rendered against the Seller or any of its Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof, and the Seller or any such Affiliate shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(f) Cross-Default. Any “event of default” or any other default which permits a demand for, or requires, the early repayment of obligations due by the Seller or its Affiliates in excess of $2,000,000 under any agreement (after the expiration of any applicable grace period under any such agreement) relating to any Indebtedness of the Seller or any Affiliate, as applicable; or

(g) Insolvency Event. An Insolvency Event shall have occurred with respect to the Seller; or

(h) Enforceability. For any reason, this Repurchase Agreement at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected and of first priority, or any Person (other than Buyer) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant thereto, or any party thereto (other than Buyer) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder; or

(i) Liens The Seller shall grant, or suffer to exist, any Lien on any Repurchase Asset (except any Lien in favor of the Buyer); or at least one of the following fails to be true (A) the Repurchase Assets shall not have been sold to the Buyer, or (B) the Liens contemplated hereby shall cease or fail to be first priority perfected Liens on any Repurchase Assets in favor of the Buyer or shall be Liens in favor of any Person other than the Buyer; or

(j) Material Adverse Effect. A Material Adverse Effect shall occur, as determined by Buyer in its good faith discretion; or

(k) ERISA. (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Seller or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) the Seller or any ERISA Affiliate shall, or in the reasonable opinion of the Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(l) Change of Control. A Change of Control of the Seller shall have occurred.

Section 14. REMEDIES

(a) If an Event of Default occurs with respect to the Seller, the following rights and remedies are available to the Buyer; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing.

(i) At the option of the Buyer, exercised by written notice to the Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Insolvency Event of the Seller), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur. The Buyer shall (except upon the occurrence of an Insolvency Event of the Seller) give notice to the Seller of the exercise of such option as promptly as practicable.

(ii) If the Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section,

(A) the Seller’s obligations in such Transactions to repurchase all Purchased Mortgage Loans, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subsection (a)(i) of this Section, (1) shall thereupon become immediately due and payable and (2) all Income paid after such exercise or deemed exercise shall be retained by the Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by the Seller hereunder;

(B) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, and (ii) any proceeds from the sale of Purchased Mortgage Loans applied to the Repurchase Price pursuant to subsection (a)(iv) of this Section; and

(C) all Income actually received by the Buyer pursuant to Section 5 (excluding any Late Payment Fees paid pursuant to Section 5(a)) shall be applied to the aggregate unpaid Repurchase Price owed by the Seller.

(iii) Upon the occurrence of one or more Events of Default, the Buyer shall have the right to obtain physical possession of all files of the Seller relating to the Purchased Mortgage Loans and the Repurchase Assets and all documents relating to the Purchased Mortgage Loans which are then or may thereafter come in to the possession of the Seller or any third party acting for the Seller and the Seller shall deliver to the Buyer such assignments as the Buyer shall request.

(iv) At any time on the Business Day following notice to the Seller (which notice may be the notice given under subsection (a)(i) of this Section), in the event the Seller has not repurchased all Purchased Mortgage Loans, the Buyer may (A) immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as the Buyer may deem satisfactory any or all Purchased Mortgage Loans and the Repurchase Assets subject to a such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the Seller hereunder or (B) in its good faith discretion elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give the Seller credit for such Purchased Mortgage Loans and the Repurchase Assets in an amount equal to the Market Value of the Purchased Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by the Seller hereunder. The proceeds of any disposition of Purchased Mortgage Loans and the Repurchase Assets shall be applied as determined by Buyer in its sole discretion.

(v) The Seller shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Repurchase Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(vi) Both the Seller and the Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

(b) Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time thereafter without notice to the Seller. All rights and remedies arising under this Repurchase Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(c) Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and the Seller hereby expressly waives any defenses (other than a defense of payment or performance) the Seller might otherwise have to require Buyer to enforce its rights by judicial process. The Seller also waives any defense (other than a defense of payment or performance) the Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. The Seller recognizes that nonjudicial remedies, exercised with the required notice provisions contained herein, are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(d) To the extent permitted by applicable law, the Seller shall be liable to the Buyer for interest on any amounts owing by the Seller hereunder, from the date the Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by the Seller or (ii) satisfied in full by the exercise of the Buyer’s rights hereunder for which Buyer shall provide Seller with written notice that such amounts are paid in full. Interest on any sum payable by the Seller to the Buyer under this paragraph 14(d) shall be at a rate equal to the Post-Default Rate.

Section 15. INDEMNIFICATION AND EXPENSES; RECOURSE

(a) The Seller agrees to hold the Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, “Costs”), relating to or arising out of this Repurchase Agreement, any other Facility Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Repurchase Agreement, any other Facility Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Mortgage Loans relating to or arising out of any taxes incurred or assessed in connection with the ownership of the Mortgage Loans, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Mortgage Loan, the Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Seller. The Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s reasonable costs and expenses incurred in connection with the enforcement or the preservation of the Buyer’s rights under this Repurchase Agreement, any other Facility Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.

(b) The Seller agrees to pay as and when billed by the Buyer fifty percent (50%) of all of the out-of-pocket costs and expenses incurred by the Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Repurchase Agreement, any other Facility Document or any other documents prepared in connection herewith or therewith, provided, however, that Seller (i) is solely responsible for all of the fees incurred by the Custodian in connection with the Custodial Agreement and (ii) is not responsible for the fees and expenses incurred by Buyer in connection with any repurchase transaction pursuant to Section 20 hereof. The Seller agrees to pay as and when billed by the Buyer fifty percent (50%) of all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation filing fees and all the reasonable fees, disbursements and expenses of counsel to the Buyer which amount shall be deducted from the Purchase Price paid for the first Transaction hereunder. Subject to the limitations set forth in Section 17 hereof, the Seller agrees to pay the Buyer fifty percent (50%) of all the reasonable out of pocket due diligence, inspection, testing and review costs and expenses incurred by the Buyer with respect to Mortgage Loans submitted by the Seller for purchase under this Repurchase Agreement, including, but not limited to, those out of pocket costs and expenses incurred by the Buyer pursuant to Sections 15(b) and 17 hereof.

(c) The obligations of the Seller from time to time to pay the Repurchase Price, the Periodic Advance Repurchase Payments, and all other amounts due under this Repurchase Agreement shall be full recourse obligations of the Seller.

Section 16. SERVICING

(a) The Sellers, on Buyer’s behalf, shall contract with Servicer to, or if a Seller is the Servicer, such Seller shall, service the Mortgage Loans consistent with the degree of skill and care that such Seller customarily requires with respect to similar Mortgage Loans owned or managed by it and in accordance with Accepted Servicing Practices. The Servicer shall (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Mortgage Loans or any payment thereunder. Buyer may terminate the servicing of any Mortgage Loan with the then existing servicer in accordance with Section 16(e) hereof.

(b) The Seller shall cause the Servicer to hold or cause to be held all escrow funds collected by the Seller with respect to any Purchased Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.

(c) The Seller shall cause the Servicer to deposit all collections received by the Seller on account of the Purchased Mortgage Loans in the Collection Account no later than two Business Days following receipt.

(d) The Sellers shall provide promptly to Buyer (i) a Servicer Notice addressed to and agreed to by the Servicer of the related Purchased Mortgage Loans, advising such Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer’s interest in such Purchased Mortgage Loans and the Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the Purchased Mortgage Loans and any related Income with respect thereto.

(e) Upon the occurrence of a Default or Event of Default hereunder, Buyer shall have the right to immediately terminate the Servicer’s right to service the Purchased Mortgage Loans without payment of any penalty or termination fee. Upon the occurrence of a material default under the Servicing Agreement, Buyer shall have the right (i) if such material default has not been cured within three (3) Business Days or (ii) if Buyer believes in its good faith discretion that the parties thereto are not diligently attempting to rectify the material default, to immediately terminate the Servicer’s right to service the Purchased Mortgage Loans without payment of any penalty or termination fee. The Seller shall cooperate in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Buyer in its sole discretion.

(f) If the Seller should discover that, for any reason whatsoever, any entity responsible to the Seller by contract for managing or servicing any such Purchased Mortgage Loan has failed to perform fully the Seller’s obligations under the Facility Documents or any of the obligations of such entities with respect to the Purchased Mortgage Loans, the Seller shall promptly notify Buyer.

Section 17. DUE DILIGENCE

(a) The Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Mortgage Loans and the Seller, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Seller agrees that upon reasonable prior notice unless an Event of Default shall have occurred, in which case no notice is required, to the Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of the Seller and/or the Custodian. The Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans. Without limiting the generality of the foregoing, the Seller acknowledges that Buyer may purchase Mortgage Loans from the Seller based solely upon the information provided by the Seller to Buyer in the Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan. Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. The Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of the Seller. The Seller further agrees that the Seller shall pay all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 17 (“Due Diligence Costs”); provided, that such Due Diligence Costs shall not exceed $30,000 (“Due Diligence Cap”) per calendar year unless a Default or Event of Default shall have occurred, in which event Buyer shall have the right to perform due diligence, at the sole expense of Seller without regard to the Due Diligence Cap set forth herein.

Section 18. ASSIGNABILITY

The rights and obligations of the parties under this Repurchase Agreement and under any Transaction shall not be assigned by the Seller without the prior written consent of Buyer. Subject to the foregoing, this Repurchase Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Repurchase Agreement express or implied, shall give to any Person, other than the parties to this Repurchase Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Repurchase Agreement. Buyer may from time to time assign all or a portion of its rights and obligations under this Repurchase Agreement and the Facility Documents; provided, however that Buyer shall maintain, for review by the Seller upon written request, a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Facility Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the Facility Documents. Unless otherwise stated in the Assignment and Acceptance, the Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller.

The Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Repurchase Agreement; provided, however, that (i) the Buyer’s obligations under this Repurchase Agreement shall remain unchanged, (ii) the Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Seller shall continue to deal solely and directly with the Buyer in connection with the Buyer’s rights and obligations under this Repurchase Agreement and the other Facility Documents. Notwithstanding the terms of Section 7, each participant of the Buyer shall be entitled to the additional compensation and other rights and protections afforded the Buyer under Section 7 to the same extent as the Buyer would have been entitled to receive them with respect to the participation sold to such participant.

The Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 18, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to the Seller or any of its Subsidiaries or to any aspect of the Transactions that has been furnished to the Buyer by or on behalf of the Seller or any of its Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Repurchase Agreement.

In the event the Buyer assigns all or a portion of its rights and obligations under this Repurchase Agreement, the parties hereto agree to negotiate in good faith an amendment to this Repurchase Agreement to add agency provisions similar to those included in repurchase agreements for similar syndicated repurchase facilities.

SECTION 19. TRANSFER AND MAINTENANCE OF REGISTER.

(a) Subject to acceptance and recording thereof pursuant to paragraph (b) of this Section 19, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of the Buyer under this Agreement. Any assignment or transfer by the Buyer of rights or obligations under this Agreement that does not comply with this Section 19 shall be treated for purposes of this Agreement as a sale by such Buyer of a participation in such rights and obligations in accordance with Section 19(b) hereof.

(b) The Seller shall maintain a register (the “Register”) on which it will record the Buyer’s rights hereunder, and each Assignment and Acceptance and participation. The Register shall include the names and addresses of the Buyer (including all assignees, successors and participants). Failure to make any such recordation, or any error in such recordation shall not affect the Seller’s obligations in respect of such rights. If the Buyer sells a participation in its rights hereunder, it shall provide Seller, or maintain as agent of Seller, the information described in this paragraph in writing within ten (10) days of such sale of rights and permit Seller to review such information within ten (10) days of receipt of such written notice from Buyer as reasonably needed for Seller to comply with its own company policies and procedures, other warehouse facility agreements and obligations under this Agreement or under any applicable law or governmental regulation or procedure.

SECTION 20. HYPOTHECATION OR PLEDGE OF PURCHASED MORTGAGE LOANS

Title to all Purchased Mortgage Loans and Repurchase Assets shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Mortgage Loans. Nothing in this Repurchase Agreement shall preclude the Buyer from engaging in repurchase transactions with the Purchased Mortgage Loans or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Mortgage Loans. Nothing contained in this Repurchase Agreement shall obligate the Buyer to segregate any Purchased Mortgage Loans delivered to the Buyer by the Seller; other than to maintain them in a manner not inconsistent with the Custodial Agreement.

SECTION 21. TAX TREATMENT

Each party to this Repurchase Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes, to treat each Transaction as indebtedness of the Seller that is secured by the Purchased Mortgage Loans and that the Purchased Mortgage Loans are owned by the Seller in the absence of a Default by the Seller. All parties to this Repurchase Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

SECTION 22. SET-OFF

In addition to any rights and remedies of the Buyer hereunder and by law, the Buyer shall have the right, without prior notice to the Seller, any such notice being expressly waived by the Seller to the extent permitted by applicable law, upon any amount becoming due and payable by the Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Buyer or any Affiliate thereof to or for the credit or the account of the Seller or any Affiliate thereof. The Buyer agrees concurrently to notify the Seller after any such set-off and application made by the Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 23. TERMINABILITY

Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and the Buyer shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made. Notwithstanding any such termination or the occurrence of an Event of Default, all of the representations and warranties and covenants hereunder shall continue and survive. The obligations of the Seller under Section 15 hereof shall survive the termination of this Repurchase Agreement.

SECTION 24. NOTICES AND OTHER COMMUNICATIONS

Except as otherwise expressly permitted by this Repurchase Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Repurchase Agreement) shall be given or made in writing (including without limitation by telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Repurchase Agreement and except for notices given under Section 3 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telecopy or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

SECTION 25. ENTIRE AGREEMENT; SEVERABILITY; SINGLE AGREEMENT

This Repurchase Agreement, together with the Facility Documents, constitute the entire understanding between Buyer and the Seller with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Mortgage Loans. By acceptance of this Repurchase Agreement, Buyer and Seller acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Repurchase Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

Buyer and the Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of Buyer and the Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transaction hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

SECTION 26. GOVERNING LAW

THIS REPURCHASE AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

SECTION 27. SUBMISSION TO JURISDICTION; WAIVERS

BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS REPURCHASE AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(ii) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE BUYER SHALL HAVE BEEN NOTIFIED; AND

(iv) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(v) THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS REPURCHASE AGREEMENT,

ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 28. NO WAIVERS, ETC.

No failure on the part of the Buyer or Seller to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Facility Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Facility Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege, other than with respect to those provisions under any Facility Document or waivers imposed by operation of law upon Seller which would be deemed to have occurred after actions taken by Seller or Buyer or after a specific time period has elapsed. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. An Event of Default shall be deemed to be continuing unless expressly waived by the Buyer or Seller, as applicable, in writing.

SECTION 29. NETTING

If the Buyer and the Seller are “financial institutions” as now or hereinafter defined in Section 4402 of Title 12 of the United States Code (“Section 4402”) and any rules or regulations promulgated thereunder,

(a) All amounts to be paid or advanced by one party to or on behalf of the other under this Repurchase Agreement or any Transaction hereunder shall be deemed to be “payment obligations” and all amounts to be received by or on behalf of one party from the other under this Repurchase Agreement or any Transaction hereunder shall be deemed to be “payment entitlements” within the meaning of Section 4402, and this Repurchase Agreement shall be deemed to be a “netting contract” as defined in Section 4402.

(b) The payment obligations and the payment entitlements of the parties hereto pursuant to this Repurchase Agreement and any Transaction hereunder shall be netted as follows. In the event that either party (the “Defaulting Party”) shall fail to honor any payment obligation under this Repurchase Agreement or any Transaction hereunder, the other party (the “Nondefaulting Party”) shall be entitled to reduce the amount of any payment to be made by the Nondefaulting Party to the Defaulting Party by the amount of the payment obligation that the Defaulting Party failed to honor.

SECTION 30. CONFIDENTIALITY

The Buyer and the Seller hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Facility Documents or the Transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, (ii) any of the Confidential

Terms are in the public domain other than due to a breach of this covenant, or (iii) in the event of an Event of Default the Buyer determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Mortgage Loans or otherwise to enforce or exercise the Buyer’s rights hereunder. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Facility Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Seller may not disclose the name of or identifying information with respect to Buyer or any pricing terms (including, without limitation, the Pricing Rate, Non-Utilization Fee, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the Buyer. The provisions set forth in this Section 30 shall survive the termination of this Repurchase Agreement.

SECTION 31. INTENT

(a) The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Mortgage Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b) It is understood that either party’s right to liquidate Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Paragraph 11 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d) It is understood that this Repurchase Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

SECTION 32. DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

SECTION 33. AUTHORIZATIONS

Any of the persons whose signatures and titles appear on Schedule 4 are authorized, acting singly, to act for Seller or Buyer, as the case may be, under this Repurchase Agreement.

SECTION 34. ACKNOWLEDGEMENT OF ANTI-PREDATORY LENDING POLICIES.

Buyer has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.

SECTION 35. MISCELLANEOUS

(a) Counterparts. This Repurchase Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Repurchase Agreement by signing any such counterpart.

(b) Captions. The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Repurchase Agreement.

(c) Acknowledgment. The Seller hereby acknowledges that:

(i) it has been advised by counsel in the negotiation, execution and delivery of this Repurchase Agreement and the other Facility Documents;

(ii) the Buyer has no fiduciary relationship to the Seller; and

(iii) no joint venture exists between the Buyer and the Seller.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have entered into this Repurchase Agreement as of the date set forth above.

BUYER:

GOLDMAN SACHS MORTGAGE COMPANY, a New York Limited Partnership

By:	GOLDMAN SACHS REAL ESTATE FUNDING CORP., a New York corporation, as General Partner

By:	/s/ Jonathan Sobel

Name:	Jonathan Sobel

Title:	Director

Address for Notices: Goldman Sachs Mortgage Company 85 Broad Street New York, NY 10004 Attention: Anthony Preisano Telecopier No.: 212-428-9097 Telephone No.: 212-855-0393

SELLER:

FIRST NLC FINANCIAL SERVICES, LLC

By:	/s/ Jeffrey M. Henschel

	Name:	Jeffrey M. Henschel
	Title:	President and COO

Address for Notices:

700 W. Hillsboro Blvd., Suite 204 Deerfield Beach, FL 33441 Attention: Jeffrey M. Henschel Telecopier No.: 1 (800) – 950 – 3314 Ext. 1105 Telephone No: (954) – 360 – 2803

ANNEX I

Pricing Definitions

Reference is hereby to, and Annex I is hereby incorporated by reference into, the Master Repurchase Agreement, dated as of June 3, 2004, (as amended, supplemented and otherwise modified from time to time, the “Agreement”), among First NLC Financial Services, LLC (the “Seller”) and Goldman Sachs Mortgage Company (the “Buyer”). Any capitalized term used but not defined herein shall have the meaning assigned to such term in the Agreement. The following terms shall have the meanings set forth below:

“Additional Pricing Spread” shall mean, in the event that the Seller’s ratio of Indebtedness to Tangible Net Worth is greater than 17:1, the applicable Pricing Spread plus [*]%. For purposes of the foregoing, (i) the ratio of Indebtedness to Tangible Net Worth will be determined by Buyer on a monthly basis by reference to the Seller’s officer’s certificate delivered pursuant to Section 12(d) hereof; and (ii) if Seller fails to timely deliver the applicable officer’s certificate to Buyer in accordance with Section 12(d) hereof for any period, then at Buyer’s option, the Additional Pricing Spread shall be in effect and shall continue in effect until the officer’s certificate is delivered.

“Maximum Purchase Price” shall mean $100,000,000.

“Post-Default Rate” shall mean a rate equal to the sum of (a) the Pricing Rate plus (b) two percent (2.00%).

“Pricing Spread” shall mean:

(a) with respect to Transactions the subject of which are Mortgage Loans other than Second Lien Mortgage Loans, Delinquent Mortgage Loans, [*]%; or

(b) with respect to Transactions the subject of which are Mortgage Loans which are Second Lien Mortgage Loans other than Delinquent Mortgage Loans, [*]%; or

(c) with respect to Transactions the subject of which are Mortgage Loans which are Delinquent Mortgage Loans, [*]%.

“Purchase Price” shall mean,

(a) on the Purchase Date, the price at which each Purchased Mortgage Loan is transferred by Seller to Buyer which shall equal the lesser of (i) the applicable Purchase Price Percentage of the Market Value of such Mortgage Loan on the Purchase Date and (ii) the outstanding principal balance of the Mortgage Loan and

(b) thereafter, except where Buyer and Seller agree otherwise, such Purchase Price decreased by the amount of any cash, Income and Periodic Advance Repurchase Payments

Annex I-1

actually received by Buyer pursuant to Sections 5 or applied to reduce Seller’s obligations under Section 4(b) hereof.

“Purchase Price Percentage” shall mean:

(a) with respect to Transactions the subject of which are Mortgage Loans other than Delinquent Mortgage Loans, the following percentages:

other than Aged Loans	One Hundred and Twenty Day Aged Mortgage Loans	One Hundred and Fifty Day Aged Mortgage Loans
[*]%	[*]%	[*]%

(b) with respect to Transactions the subject of which are Mortgage Loans which are Delinquent Mortgage Loans, the following percentages:

other than Aged Loans	One Hundred and Twenty Day Aged Mortgage Loans	One Hundred and Fifty Day Aged Mortgage Loans
[*]%	[*]%	[*]%

“Termination Date” shall mean June 3, 2005.

Annex I-2

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES RE: MORTGAGE LOANS

The Seller represents and warrants to the Buyer, with respect to each Mortgage Loan, that as of the Purchase Date for the purchase of any Purchased Mortgage Loans by the Buyer from the Seller and as of the date of this Repurchase Agreement and any Transaction hereunder and at all times while the Facility Documents and any Transaction hereunder is in full force and effect. For purposes of this Schedule 1 and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Mortgage Loan if and when the Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Mortgage Loan. With respect to those representations and warranties which are made to the best of the Seller’s knowledge, if it is discovered by the Seller or the Buyer that the substance of such representation and warranty is inaccurate, notwithstanding the Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

(a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

(b) Payments Current. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan;

(c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and interest;

(d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Buyer, and which has been delivered to the Custodian or to such other Person as the Buyer shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in

Sch. 1-1

connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Buyer shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

(e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

(f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in the Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in the Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without 30 days’ prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor’s cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Buyer upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor’s or any servicer’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

(g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws or unfair and deceptive practices laws applicable to the Mortgage Loan have been complied with, the

Sch. 1-2

consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Buyer’s inspection, and shall deliver to the Buyer upon demand, evidence of compliance with all such requirements;

(h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

(i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is (i) a mobile home or (ii) a manufactured home, provided, however, that any condominium unit or planned unit development shall not fall within any of the “Ineligible Projects” of part VIII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a “Manufactured Home Mortgage Loans”), (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, and (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

(j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Mortgage Loans, or second lien, with respect to Second Lien Mortgage Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to

Sch. 1-3

such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

(i) the lien of current real property taxes and assessments not yet due and payable;

(ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal;

(iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property; and

(iv) with respect to Second Lien Mortgage Loans, the lien of the first mortgage on the Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Mortgage Loan, or (B) second lien and second priority security interest with respect to each Second Lien Mortgage Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Buyer. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

(k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar

Sch. 1-4

occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

(l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Buyer, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Buyer or the Buyer’s designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Buyer will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan;

(n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

(o) CLTV, LTV. No Mortgage Loan that is a Second Lien Mortgage Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%;

(p) Title Insurance. The Mortgage Loan is covered by an ALTA lender’s title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender’s title insurance policy, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Mortgage Loans) or second priority lien (with respect to Second Lien Mortgage Loans) of the Mortgage in

Sch. 1-5

the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1), (2), (3) and (4) of paragraph (j) of this Schedule 1, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

(q) No Defaults. Other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Mortgage Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Mortgage Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

(r) No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

(s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement

Sch. 1-6

located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

(t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as the Lifetime Rate Cap and the Periodic Cap are as set forth on the Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note;

(u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

(v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached hereto as Exhibit E). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and the Seller has not made any representations to a Mortgagor that are inconsistent with the mortgage instruments used;

(w) Occupancy of the Mortgaged Property. The Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the

Sch. 1-7

use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (j) above;

(y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor;

(z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor’s credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loans to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

(aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

(bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from Fannie Mae or Freddie Mac. The representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

(cc) Transfer of Mortgage Loans. The Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

(dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller’s knowledge, such provision is enforceable;

Sch. 1-8

(ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

(ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

(gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

(hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair;

(ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper and prudent in the mortgage origination and servicing business. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected,

Sch. 1-9

and such selection did not conflict with the terms of the related Mortgage Note. The Seller executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

(jj) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

(kk) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(ll) Servicemembers Civil Relief Act of 2003. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003;

(mm) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a qualified appraiser, duly appointed by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

(nn) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

(oo) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

(pp) Value of Mortgaged Property. The Seller has no knowledge of any circumstances existing that could reasonably be expected to adversely affect the value or the marketability of any Mortgaged Property or Mortgage Loan or to cause the Mortgage Loans to prepay during any period materially faster or slower than similar mortgage loans held by the Seller generally secured by properties in the same geographic area as the related Mortgaged Property;

Sch. 1-10

(qq) No Defense to Insurance Coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Buyer in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Buyer. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Purchase Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any applicable, special hazard insurance policy, or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay;

(rr) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

(ss) Prior Servicing. Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

(tt) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Buyer, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Buyer and the Buyer is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Buyer harmless from any and all damages, losses, costs and expenses (including attorney’s fees) arising from disclosure of credit information in connection with the Buyer’s secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

(uu) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor’s consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee’s default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard

Sch. 1-11

insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

(vv) Prepayment Penalty. Each Mortgage Loan is subject to a Prepayment Penalty as provided in the related Mortgage Note unless otherwise as set forth on the Mortgage Loan Schedule hereof, and no Mortgage Loan has a Prepayment Penalty period in excess of five years;

(ww) Predatory Lending Regulations; High Cost Loans. No Mortgage Loan (a) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions), or (b) is a High Cost Mortgage Loan.

(xx) Georgia Fair Lending Act. No Mortgage Loan that was originated on or after October 1, 2002 and before March 7, 2003 which is secured by property located in the State of Georgia. There is no Mortgage Loan that was originated on or after March 7, 2003 that is a “high cost home loan” as defined under the Georgia Fair Lending Act.

(yy) Single-premium Credit Life Insurance Policy. In connection with the origination of any Mortgage Loan, no proceeds from any Mortgage Loan were used to finance a single-premium credit life insurance policy;

(zz) Tax Service Contract; Flood Certification Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract and a paid in full, life of loan, flood certification contract and each of these contracts is assignable to the Buyer;

(aaa) Qualified Mortgage. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code;

(bbb) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a “living trust” and such “living trust” is in compliance with Fannie Mae guidelines for such trusts;

(ccc) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

(ddd) Recordation. Each original Mortgage was recorded and, except for those Mortgage Loans subject to the MERS identification system, all subsequent assignments of the original Mortgage (other than the assignment to the Buyer) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

Sch. 1-12

(eee) FICO Scores. Each Mortgage Loan has a non-zero FICO score. No Mortgage Loan has a Mortgagor with a FICO score of less than 500; and

(fff) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

Sch. 1-13

SCHEDULE 2

INDEBTEDNESS

As of 6/1/04

Lender Name	Commitment Amount	Expiration Date
	(Until Maturity)
RFC	$135,000,000	9/30/05

CSFB	$125,000,000	7/27/04

WAMU	$86,000,000	8/01/04

Sch. 2-1

SCHEDULE 3

UCC FILING JURISDICTIONS

Florida

Sch. 3-1

SCHEDULE 4

AUTHORIZED REPRESENTATIVES

SELLER NOTICES

	Address:	First NLC Financial Services
Name: Jeffrey M. Henschel		700 W. Hillsboro Blvd.,
Telephone: 1 (800) – 950 – 3314 Ext. 1105		Bldg.1 Ste 204
Facsimile: (954) – 360 – 2803		Deerfield Beach, Fl. 33441

SELLER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for Seller under this Agreement:

Name	Title	Signature

Jeffrey M. Henschel	President and COO

Neal Henschel	Chairman and CEO

Lesley Hackett	SVP

Thomas J. Czochanski	CFO

Karen Edwards	Controller

Tammy Scott	Secondary Manager

Steven Skeffrey	Funding Supervisor

Sch. 4-1

BUYER NOTICES

	Address:	Goldman Sachs Mortgage
Name: Anthony Preisano		Company
Telephone: 212-855-0393		85 Broad Street
Facsimile: 212-428-9097		New York, NY 10004

BUYER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below, including any other authorized officers, are authorized, acting singly, to act for Buyer under this Agreement:

Name	Title	Signature

Sch. 4-2

SCHEDULE 5

RESPONSIBLE OFFICERS

Name	Title

Jeffrey M. Henschel	President and COO

Neal Henschel	Chairman and CEO

Thomas J. Czochanski	CFO

Sch. 5-1

EXHIBIT A

FORM OF OPINIONS

[To be provided]

EXHIBIT B

[FORM OF COLLECTION ACCOUNT CONTROL AGREEMENT]

COLLECTION ACCOUNT CONTROL AGREEMENT, dated as of [    ], 2004, among Goldman Sachs Mortgage Company (the “Buyer”), First NLC Financial Services, LLC (the “Seller”) and [                                ] (the “Bank”).

WHEREAS, the Seller and the Buyer have entered into that certain Repurchase Agreement, dated as of June 3, 2004, (the “Repurchase Agreement”) pursuant to which the Buyer may enter into a Transaction (as defined therein) secured by, among other things, the payments made on account of Purchased Mortgage Loans sold to the Buyer under the Repurchase Agreement (“Distributions”);

WHEREAS, the Seller has established that certain Collection Account, Acct. No. [            ], subject to the security interest of the Buyer, ABA #[                    ], which account is maintained in the name of the Seller with the Bank pursuant to the Repurchase Agreement (the “Collection Account”);

WHEREAS, pursuant to the Transaction, all Distributions are required to be deposited into the Collection Account identified below upon receipt by the Seller; and

WHEREAS, the Seller has granted to the Buyer a security interest in the Collection Account and all amounts held therein;

NOW, THEREFORE, the parties hereby agree as follows:

Section 1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings assigned in the Repurchase Agreement.

Section 2. Transfers To and From Collection Account; Control. The parties agree that: (a) Distributions received by the Bank for credit to the Collection Account are, except as provided below, for application as instructed by the Seller; (b) the Bank shall transfer funds from the Collection Account in accordance with such instructions until the Bank receives notice from the Buyer that an event of default has occurred and is continuing under the Repurchase Agreement (a “Notice of Event of Default”); and (c) upon the Bank’s receipt of a Notice of Event of Default, the Bank shall (i) in no event (A) transfer funds from the Collection Account to the Seller, (B) act on the instruction of the Seller, or (C) cause or permit withdrawals from the Collection Account in any manner not approved by the Buyer in writing and (ii) comply with instructions originated by the Buyer concerning the disposition of funds in the Collection Account without further consent of the Seller.

Section 3. Collection Account. The Bank hereby confirms and agrees that:

(a) The Bank shall not change the name or account number of the Collection Account without the prior written consent of the Buyer;

Exh B-1

(b) The Collection Account is a “deposit account” (within the meaning of Section 9-102(a)(29) of the Uniform Commercial Code (the “UCC”));

(c) Without limitation on the Buyer’s rights under Section 2 above, the Bank shall comply with any stop payment orders given by the Buyer with respect to items presented for payment by the Seller;

(d) There are no other agreements entered into between the Bank and the Seller with respect to the Collection Account;

(e) It has not entered into, and until the termination of this Agreement will not enter into, any agreement with any other person relating to the Collection Account and/or any funds held therein pursuant to which it has agreed, or will agree, to comply with orders or instructions of such other person; and

(f) It has not entered into, and until the termination of this Agreement will not enter into, any agreement with the Seller purporting to limit or condition the obligation of the Bank to comply with orders and other instructions of the Buyer as set forth in Sections 2(c)(ii) and 3(c) above.

Section 4. Subordination of Lien; Waiver of Set-Off. (a) In the event that the Bank has or subsequently obtains by agreement, by operation of law or otherwise a security interest in the Collection Account or any funds held therein, the Bank hereby agrees that such security interest shall be subordinate to the security interest of the Buyer. The funds and other items deposited to the Collection Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Buyer (except that the Bank may set off (i) all amounts due to the Bank in respect of customary fees and expenses for the routine maintenance and operation of the Collection Account and (ii) the face amount of any checks which have been credited to the Collection Account but are subsequently returned unpaid because of uncollected or insufficient funds, or (iii) other returned items or mistakes made in crediting the Collection Account).

(b) The Seller hereby authorizes the Bank, without prior notice, from time to time to debit any other account the Seller may have with the Bank for the amount due the Bank hereunder.

Section 5. CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. REGARDLESS OF ANY PROVISION IN ANY OTHER AGREEMENT, FOR PURPOSES OF THE UCC, NEW YORK SHALL BE DEEMED TO BE THE “BANK’S JURISDICTION.”

Section 6. Conflict with Other Agreements. (a) In the event of any conflict between this Agreement (or any portion thereof) and any other agreement between the Seller and the Bank now existing or hereafter entered into, the terms of this Agreement shall prevail.

(b) No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto.

Exh B-2

Section 7. Adverse Claims. Except for the claims and interest of the Buyer and of the Seller in the Collection Account, the Bank does not know of any claim to, or interest in, the Collection Account or in funds held therein. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Collection Account or against any funds held therein, the Bank will promptly notify the Buyer and the Seller thereof.

Section 8. Successors. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law.

Section 9. Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed, to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received, or three days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below:

Seller:

700 W. Hillsboro Blvd., Suite 204

Deerfield Beach, FL 33441

Attention: Jeffrey M. Henschel

Telecopier No.: 1 (800) – 950 – 3314 Ext. 1105

Telephone No: (954) – 360 – 2803

with copies to the Buyer at the address below

Buyer:

Goldman Sachs Mortgage Company

85 Broad Street

New York, NY 10004

Bank:

[ADDRESS]

Attention:
Fax:
Telephone:

Any party may change its address for notices in the manner set forth above.

Section 10. Termination. The obligations of the Bank to the Buyer pursuant to this Agreement shall continue in effect until the Buyer has notified the Bank of such termination in writing. The Buyer agrees with the Seller to provide Notice of Termination in substantially the form of Exhibit A hereto to the Bank on or after the termination of the Buyer’s security

Exh B-3

interest in the Collection Account pursuant to, or as otherwise provided by, the terms of the Repurchase Agreement.

Section 11. Limitation of Liability; Indemnification of the Bank. The Seller and the Buyer hereby agree that (a) the Bank is released from any and all liabilities to the Seller and the Buyer arising from the terms of this Agreement and the compliance of the Bank with the terms hereof, except to the extent that such liabilities arise from the Bank’s bad faith, willful misconduct or negligence and (b) the Seller, its successors and assigns shall at all times indemnify and save harmless the Bank from and against any loss, liability or expense incurred without bad faith, willful misconduct or negligence on the part of the Bank, its officers, directors and agents, arising out of or in connection with the execution and performance of this Agreement or the maintenance of the Collection Account, including the costs and expenses of defending themselves against any claim or liability in connection with the performance of any of their powers or duties hereunder, until the termination of this Agreement.

Section 12. Counterparts. This Agreement may be executed may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

[SIGNATURE PAGES FOLLOW]

Exh B-4

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Collection Account Control Agreement, all as of the day and year first above written.

FIRST NLC FINANCIAL SERVICES, LLC, as Seller

By:
Name: Title:

GOLDMAN SACHS MORTGAGE COMPANY, as Buyer, a New York Limited Partnership

By: GOLDMAN SACHS REAL ESTATE FUNDING CORP., a New York corporation, as General Partner

By:
Name: Title:

[BANK], as Bank

By:
Name: Title:

Exh. B-5

Exhibit A to

Collection Account Control Agreement

[LETTERHEAD OF BUYER]

[Date]

[Bank]

Attention:

Re:	Notice of Termination of Collection Account Control Agreement

You are hereby notified that the Collection Account Control Agreement, dated as of [    ], 2004, a copy of which is attached (the “Agreement”), among you, the undersigned and First NLC Financial Services, LLC (the “Seller”) is terminated and you have no further obligations to the undersigned pursuant to the Agreement. Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to the Collection Account from the Seller. This notice terminates any obligations you may have to the undersigned with respect to the Collection Account; provided, however, that nothing contained in this notice shall alter any obligations which you may otherwise owe to the undersigned pursuant to any other agreement.

Very truly yours,

GOLDMAN SACHS MORTGAGE COMPANY, as Buyer, a New York Limited Partnership

By: GOLDMAN SACHS REAL ESTATE FUNDING CORP., a New York corporation, as General Partner

By:
Name: Title:

Exh. B-6

EXHIBIT C

Mortgage Loan Schedule Fields

[PLEASE CONFIRM THAT THESE ARE CORRECT]

(1) the Seller’s Mortgage Loan identifying number;

(2) the Mortgagor’s name;

(3) the street address of the Mortgaged Property including the city, state and zip code;

(4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property;

(5) the number and type of residential units constituting the Mortgaged Property (i.e. a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing);

(6) the original months to maturity or the remaining months to maturity from the Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(7) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV, each at the origination;

(8) the Mortgage Interest Rate;

(9) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date;

(10) the stated maturity date;

(11) the amount of the Monthly Payment;

(12) the last payment date on which a payment was actually applied to the outstanding principal balance;

(13) the original principal amount of the Mortgage Loan;

(14) the principal balance of the Mortgage Loan as of the close of business, after deduction of payments of principal due and collected;

(15) with respect to Adjustable Rate Mortgage Loans, the Interest Rate Adjustment Date;

(16) with respect to Adjustable Rate Mortgage Loans, the Gross Margin;

Exh. C-1

(17) with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap under the terms of the Mortgage Note;

(18) with respect to Adjustable Rate Mortgage Loans, a code indicating the type of Index;

(19) with respect to Adjustable Rate Mortgage Loans, the Periodic Rate Cap under the terms of the Mortgage Note;

(20) with respect to Adjustable Rate Mortgage Loans, the Periodic Rate Floor under the terms of the Mortgage Note;

(21) the type of Mortgage Loan (i.e., Fixed Rate, Adjustable Rate, First Lien, Second Lien);

(22) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance);

(23) a code indicating the documentation style (i.e. full, alternative or reduced);

(24) the loan credit classification (as described in the Underwriting Guidelines);

(25) whether such Mortgage Loan provides for a Prepayment Penalty;

(26) the Prepayment Penalty period of such Mortgage Loan, if applicable;

(27) a description of the Prepayment Penalty, if applicable;

(28) the Mortgage Interest Rate as of origination;

(29) the credit risk score (FICO score) at origination;

(30) the date of origination;

(31) the Mortgage Interest Rate adjustment period;

(32) the Mortgage Interest Rate adjustment percentage;

(33) the Mortgage Interest Rate floor;

(34) the Mortgage Interest Rate calculation method (i.e., 30/360, simple interest, other);

(35) a code indicating whether the Mortgage Loan is a Section 32 Mortgage Loan;

(36) a code indicating whether the Mortgage Loan has been modified;

(37) the Current CLTV;

Exh. C-2

(38) the one year payment history;

(39) the Due Date for the first Monthly Payment;

(40) the original Monthly Payment due;

(41) with respect to the related Mortgagor, the debt-to-income ratio;

(42) with respect to Second Lien Loans, the outstanding principal balance of the superior lien;

(43) the Appraised Value of the Mortgaged Property;

(44) the sales price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property.

With respect to the Mortgage Loans in the aggregate:

(1) the number of Mortgage Loans;

(2) the current aggregate outstanding principal balance of the Mortgage Loans;

(3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and

(4) the weighted average maturity of the Mortgage Loans.

Exh. C-3

EXHIBIT D

Mortgage File Documents

(a) The original Mortgage Note bearing all intervening endorsements, endorsed “Pay to the order of                  without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person (in the event that the Mortgage Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(b) The original of the guarantee executed in connection with the Mortgage Note (if any).

(c) The original Mortgage with evidence of recording thereon, or a copy thereof together with an Officer’s Certificate of the Seller certifying that such represents a true and correct copy of the original and that such original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(d) The originals of all assumption, modification, consolidation or extension agreements with evidence of recording thereon, or copies thereof together with an Officer’s Certificate of the Seller certifying that such represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(e) The original Assignment of Mortgage in blank for each Mortgage Loan, in form and substance acceptable for recording and signed in the name of the Last Endorsee (in the event that the Mortgage Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Mortgage Loan was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(f) The originals of all intervening assignments of mortgage with evidence of recording thereon, showing an unbroken chain of title from the originator thereof to the Last Endorsee or copies thereof together with an Officer’s Certificate of the Seller certifying that such represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(g) The original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage Loan.

Exh. D-1

EXHIBIT E

Underwriting Guidelines

Exh. E-1

EXHIBIT F

Seller’s Officer’s Certificate

I,                                 , do hereby certify that I am duly elected, qualified and authorized officer of First NLC Financial Services, LLC (“Seller”). This Certificate is delivered to you in connection with Section 12(d) of the Master Repurchase Agreement dated as of June 3, 2004, among First NLC Financial Services, LLC and Goldman Sachs Mortgage Company (the “Agreement”). I hereby certify that, as of the date of the financial statements attached hereto and as of the date hereof, Seller is and has been in compliance with all the terms of the Agreement and, without limiting the generality of the foregoing, I certify that:

(i) Maintenance of Tangible Net Worth. The Seller has maintained a Tangible Net Worth on a consolidated basis of not less than (A) prior to July 1, 2004, $13,000,000 and (B) on and after July 1, 2004 (i) $13,000,000 plus (ii) 20% of Seller’s positive quarterly Net Income for each quarter ending after the Effective Date.

(ii) Maintenance of Ratio of Indebtedness to Tangible Net Worth. The Seller has maintained the ratio of Indebtedness to Tangible Net Worth no greater than 20:1.

(iii) Maintenance of Profitability. Seller shall has not permitted, for any such Test Period, Net Income for such Test Period, before income taxes for such Test Period and distributions made during such Test Period, to be less than $1.00.

(iv) No Default or Event of Default has occurred or is continuing. [If any Default or Event of Default has occurred and is continuing, Seller shall describe the same in reasonable detail and describe the action the Seller has taken or proposes to take with respect thereto.]

(v) Attached hereto as Schedule 1 is a true and correct list of all Mortgage Loans purchased by Buyer and held by the Custodian pending repurchase.

Exh. F-2

IN WITNESS WHEREOF, I have set my hand this          day of                 ,                 .

By:
Name:
Title:

Exh. F-2

EXHIBIT G

FORM OF SERVICER NOTICE

[Date]

[                            ], as Servicer

[ADDRESS]

Attention:

Re:	Master Repurchase Agreement, dated as of June 3, 2004 (the “Repurchase Agreement”), by and among First NLC Financial Services, LLC (the “Seller”) and Goldman Sachs Mortgage Company (the “Buyer”).

Ladies and Gentlemen:

[                                    ] (the “Servicer”) is servicing certain mortgage loans for Seller pursuant to that certain Servicing Agreement between the Servicer and Seller. Pursuant to the Repurchase Agreement between Buyer and Seller, the Servicer is hereby notified that Seller has pledged to Buyer certain mortgage loans which are serviced by Servicer which are subject to a security interest in favor of Buyer.

Upon receipt of a Notice of Event of Default from Buyer in which Buyer shall identify the mortgage loans which are then pledged to Buyer under the Repurchase Agreement (the “Mortgage Loans”), the Servicer shall segregate all amounts collected on account of such Mortgage Loans, hold them in trust for the sole and exclusive benefit of Buyer, and remit such collections in accordance with Buyer’s written instructions. Following such Notice of Event of Default, Servicer shall follow the instructions of Buyer with respect to the Mortgage Loans, and shall deliver to Buyer any information with respect to the Mortgage Loans reasonably requested by Buyer.

The Servicer acknowledges that it is holding certain documents related to the Purchased Mortgage Loans, including without limitation with respect to a Mortgage Loan that is covered by a Primary Insurance Policy, a copy of such Primary Insurance Policy and the original attorney’s opinion of title and abstract of title or the original mortgagee title insurance policy, or if the original mortgagee title insurance policy has not been issued, the irrevocable commitment to issue the same, in trust for the sole and exclusive benefit of Buyer and upon request of Buyer, Servicer shall deliver those documents to Buyer.

Notwithstanding any contrary information which may be delivered to the Servicer by Seller, the Servicer may conclusively rely on any information or Notice of Event of Default delivered by Buyer, and Seller shall indemnify and hold the Servicer harmless for any and all claims asserted against it for any actions taken in good faith by the Servicer in connection with the delivery of such information or Notice of Event of Default.

G-1

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt. Any notices to Buyer should be delivered to the following addresses: Goldman Sachs Mortgage Company, 85 Broad Street, New York, NY 10004; Attention:; Telephone: [        ]; Facsimile:[        ].

Very truly yours, [ ]

By:
Name:
Title:

ACKNOWLEDGED: [ ], as Servicer

By:
Title:
Telephone:
Facsimile:

G-2

EXHIBIT H

FORM OF SECTION 7 CERTIFICATE

Reference is hereby made to the Repurchase Agreement dated as of June 3, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among First NLC Financial Services, LLC (the “Seller”) and Goldman Sachs Mortgage Company (the “Buyer”). Pursuant to the provisions of Section 7 of the Agreement, the undersigned hereby certifies that:

1.	It is a natural individual person, treated as a corporation for U.S. federal income tax purposes, disregarded for federal income tax purposes (in which case a copy of this Section 7 Certificate is attached in respect of its sole beneficial owner), or treated as a partnership for U.S. federal income tax purposes (one must be checked).

2.	It is the beneficial owner of amounts received pursuant to the Agreement.

3.	It is not a bank, as such term is used in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), or the Agreement is not, with respect to the undersigned, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of such section.

4.	It is not a 10-percent shareholder of the Seller within the meaning of section 871(h)(3) or 881(c)(3)(B) of the Code.

5.	It is not a controlled foreign corporation that is related to the Seller within the meaning of section 881(c)(3)(C) of the Code.

6.	Amounts paid to it under the Facility Documents are not effectively connected with its conduct of a trade or business in the United States.

[NAME OF UNDERSIGNED]

By:

Title:

Date: ,

H-1